United States
Securities and Exchange Commission
Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.           )

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Tredegar Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Company)

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1100 Boulders Parkway
Richmond, Virginia 23225

Annual Meeting of Shareholders

April 6, 2010

To Our Shareholders:

We invite you to attend the Annual Meeting of Shareholders to be held at the Jepson Alumni Center of the University of Richmond, 49 Crenshaw Way, Richmond, Virginia, on Tuesday, May 18, 2010, at 9:00 a.m., Eastern Daylight Time.  A formal notice of the meeting, a proxy statement and a proxy card are enclosed.  You are being asked to elect the three directors identified in the proxy statement, ratify the appointment of Tredegar’s independent registered public accounting firm for the coming year and conduct any other business properly raised at the meeting.

There are four ways for you to exercise your vote.  You may vote by completing, signing, dating and returning the enclosed proxy card in the self-addressed, stamped envelope provided.  If your shares of Tredegar common stock are registered directly in your name with Computershare Investor Services, our transfer agent, you also have the option of voting your shares by telephone or via the Internet.  Finally, you may vote in person at the meeting, even if you return the proxy.

On behalf of our Board of Directors, management and employees of Tredegar Corporation, I thank you for your continued support and confidence in our company.

Sincerely yours,

Richard L. Morrill
Chairman of the Board

Your vote is important.  Whichever method you choose, please vote promptly to ensure that your shares will be represented at the annual meeting.  Holders of a majority of the outstanding shares entitled to vote must be present either in person or by proxy for the meeting to be held.  If you attend the meeting and vote your shares, any previously submitted proxies will be revoked.

TREDEGAR CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME:	Tuesday, May 18, 2010, at 9:00 a.m., Eastern Daylight Time

PLACE:	Jepson Alumni Center University of Richmond 49 Crenshaw Way Richmond, Virginia 23173 (see directions on reverse)

ITEMS OF BUSINESS:	1.	To elect the three directors identified in the proxy statement to serve until the 2013 annual meeting and until their successors are elected;

	2.	To ratify the appointment of PricewaterhouseCoopers LLP as Tredegar’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

	3.	To conduct any other business properly raised at the annual meeting or any adjournments of the annual meeting.

WHO MAY VOTE:	You may vote if you were a shareholder of record on March 18, 2010.

DATE OF MAILING:	This notice and the proxy statement are first being mailed to shareholders on or about April 6, 2010.

By Order of the Board of Directors

A. Brent King
Vice President, General Counsel and Secretary

PROXY STATEMENT

for
ANNUAL MEETING OF SHAREHOLDERS
TREDEGAR CORPORATION

To be held May 18, 2010

Approximate date of mailing—April 6, 2010

VOTING INFORMATION

The Board of Directors (or Board) of Tredegar Corporation, a Virginia corporation (or Tredegar, we, our or us), is soliciting your proxy for the annual meeting of shareholders to be held on Tuesday, May 18, 2010.  This proxy statement and the enclosed proxy card contain information about the items you will be voting on at the annual meeting.

Who may vote?

You may vote if you owned shares of Tredegar common stock on March 18, 2010, the date our Board established for determining shareholders entitled to vote at the annual meeting.  On that date, there were 32,941,749 outstanding shares of Tredegar common stock.  You are entitled to one vote for each share of Tredegar common stock you own.

What are the proposals shareholders will be voting on at the annual meeting?

You will be voting on the following:

•	the election of the three directors identified in this proxy statement to serve until the 2013 annual meeting and until their successors are elected;

•	the ratification of the appointment of PricewaterhouseCoopers LLP (or PwC) as Tredegar’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

•	any other business properly raised at the annual meeting or any adjournments of the annual meeting.

How do I vote my shares?

You may vote your shares as follows:

•
You may vote in person at the annual meeting.  Even if you plan to attend the annual meeting, we encourage you to vote your shares by proxy by one of the methods described below.  If your shares of Tredegar common stock are registered directly in your name with Computershare Investor Services (or Computershare), our transfer agent, and you desire to vote in person at the annual meeting, you will be able to request a ballot at the annual meeting.  If your shares of Tredegar common stock are held in street name with a brokerage firm and you desire to vote in person at the annual meeting, you will need to obtain a legal proxy from the brokerage firm.  You should contact your brokerage firm for further information.

•
If your shares of Tredegar common stock are registered directly in your name with Computershare, you may vote by mail by completing, signing, dating and returning the enclosed proxy in the self-addressed, stamped envelope provided.

•
If your shares of Tredegar common stock are registered directly in your name with Computershare, you may vote by telephone (touch-tone phones only) by calling toll-free 1-800-652-VOTE (8683) and following the instructions.  Please have your control number located on the enclosed proxy card available when you call.

•
If your shares of Tredegar common stock are registered directly in your name with Computershare, you may vote via the Internet by accessing the web page www.investorvote.com/TG and following the on-screen instructions.  Please have your control number located on the enclosed proxy card available when you access the web page.

If your shares of Tredegar common stock are held in street name with a brokerage firm, you may vote by completing, signing and returning the voting instruction form provided by your broker.  You may also be able to vote by telephone or via the Internet if your broker makes these methods available.  Please see the voting instruction form provided by your broker.

What constitutes a quorum for the annual meeting?

A quorum is a majority of the outstanding shares of Tredegar common stock, present in person or represented by proxy at the annual meeting.  Abstentions, withheld votes and shares held of record by a broker or its nominee that are voted on any matter at the annual meeting are included in determining the number of shares present.  Shares held of record by a broker or its nominee that are not voted on any matter at the annual meeting will not be included in determining whether a quorum is present.  A quorum is necessary to conduct business at the annual meeting.

What are my voting choices when voting on the director nominees?

In the vote on the election of our director nominees, you may:

•	vote for all nominees;

•	withhold votes as to all nominees; or

•	withhold a vote as to one or more specific nominees.

A nominee is elected to our Board if a plurality of votes cast in the election of directors is cast “for” the nominee.  In the event that any nominee for director is unavailable for election, our Board may either reduce the number of directors or choose a substitute nominee.  If our Board chooses a substitute nominee, the shares represented by a proxy will be voted for the substitute nominee, unless other instructions are given in the proxy.  Our Board has no reason to believe that any of the nominees will be unavailable.

Our Board recommends that you vote “FOR” all of the nominees.

What are my voting choices when voting on the ratification of the appointment of PwC as our independent registered public accounting firm?

In voting on the ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2010, you may:

•	vote for the ratification of the appointment of PwC;

•	vote against the ratification of the appointment of PwC; or

•	abstain from voting on the ratification of the appointment of PwC.

The ratification of the appointment of PwC as our independent registered public accounting firm requires that the number of votes cast “for” the ratification exceeds the number of votes cast “against” the ratification.

Our Board recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Tredegar’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

Will my shares be voted if I do not return my proxy?

If you are a Tredegar shareholder whose stock is registered directly in your name with Computershare, our transfer agent, and you do not provide your signed proxy, your shares will not be represented at the meeting, will not count toward the quorum requirement and will not be voted.

If you are a Tredegar shareholder whose stock is held in street name with a brokerage firm, your broker may or may not vote your shares in its discretion if you have not provided voting instructions to the broker.  Whether the broker may vote your shares depends on the proposals before the meeting.  Under the rules of the New York Stock Exchange, your broker may vote your shares in its discretion on “routine matters.”  The ratification of the appointment of the independent registered public accounting firm is a routine matter on which brokers are permitted to vote on behalf of their clients if their clients do not furnish voting instructions with respect to this matter.

The rules of the New York Stock Exchange, however, do not permit your broker to vote your shares on proposals that are not considered “routine.”  When a proposal is not a routine matter and your broker has not received your voting instructions with respect to that proposal, your broker cannot vote your shares on that proposal.  This is called a “broker non-vote.”  In a change from prior years, as a result of recent amendments to the rules of the New York Stock Exchange, the election of directors is considered a non-routine matter on which brokers will not be permitted to vote on behalf of their clients if their clients do not furnish voting instructions with respect to this matter.

Abstentions, withheld votes with respect to the election of directors and broker non-votes will not affect the outcome of the vote on the election of the director nominees or the ratification of the appointment of PwC (unless all votes are abstentions or withheld votes).

Can I change or revoke my vote?

You may change or revoke your proxy at any time before it is voted at the annual meeting.  You can change or revoke your proxy by (1) voting in person at the annual meeting, (2) delivering another later dated proxy or (3) notifying Tredegar’s Corporate Secretary in writing that you want to change or revoke your proxy.  Attendance at the annual meeting will not by itself revoke a proxy.

What happens if I do not specify a choice when returning a proxy?

All signed proxies that have not been revoked will be voted at the annual meeting.  If your proxy contains any specific voting instructions, they will be followed.  However, if you sign and return your proxy without providing specific voting instructions, you give authority to the individuals designated on the proxy card to vote on the proposal(s) for which you have not made specific selections.  If no specific instruction is given or selection made, it is intended that all proxies signed and returned will be voted “FOR” the election of all nominees for director and “FOR” the ratification of PwC.  As to any other business that may properly come before the annual meeting, the individuals designated on the proxy card will vote the shares of Tredegar common stock represented by the proxy card in the manner as our Board may recommend or otherwise in the proxyholders’ discretion.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means you have multiple accounts with our transfer agent, Computershare, or with one or more brokerage firms.  To vote all your shares, you will need to sign and return all proxy cards.  We encourage you to consolidate your accounts with the same name and address with Computershare in a single account whenever possible.  For additional information, please contact our transfer agent at 1-800-622-6757.

Who pays for the solicitation of proxies?

We will pay the cost of soliciting proxies and may use employees to solicit proxies by mail, in person or by telephone.  We have engaged The Altman Group, Inc. to solicit proxies from brokers, nominees, fiduciaries and other custodians.  We will pay Altman $5,000 for its services and will reimburse Altman for its out-of-pocket expenses, including mailing, copying, phone calls, faxes and other matters, and will indemnify Altman against any losses arising out of that firm’s proxy soliciting services on our behalf.

How do I communicate with the Board of Directors?

Our Board has unanimously approved a process for shareholders and other interested parties to send communications to our Board and individual directors.  Shareholders can communicate in writing to our Board and, if applicable, any Board Committee or specified individual directors by either mailing communications c/o Tredegar Corporation, 1100 Boulders Parkway, Richmond, Virginia, 23225, Attention: Corporate Secretary, or by sending an e-mail to the following address:  directors@tredegar.com.  As noted elsewhere in this proxy statement, you may use these same means to communicate with non-management directors or the independent directors (in each case, individually or as a group).  We will forward communications to the intended recipient(s), although we screen mail for security purposes.

Where can I find Tredegar’s corporate governance materials?

Our Governance Guidelines, Code of Conduct and the charters of our Audit Committee, Executive Compensation Committee, Nominating and Governance Committee and Investment Policy and Related Person Transactions Committee are available on our website at www.tredegar.com by selecting “Corporate Governance” under “About Tredegar.”

How may I obtain Tredegar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and other financial information?

Unless you have given specific instructions that you prefer to receive your materials electronically, we have enclosed a copy of our 2009 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 2010

The proxy statement and the 2009 Annual Report are available at www.tredegar.com under “Investor Relations.”

Shareholders may request additional copies of the 2009 Form 10-K (including the financial statements and financial statement schedules), without charge, from:

Tredegar Corporation
Attention:  Investor Relations
1100 Boulders Parkway
Richmond, Virginia  23225
1-800-411-7441
invest@tredegar.com

We will deliver a list of exhibits to the 2009 Form 10-K, showing the cost of each, with the copy of the 2009 Form 10-K.  We will provide any of the exhibits upon payment of the charge noted on the list.  Exhibits to the 2009 Form 10-K are also available on the Securities and Exchange Commission’s website at www.sec.gov.

May shareholders ask questions at the annual meeting?

Yes.  At the end of the annual meeting, we will give shareholders attending the meeting the opportunity to ask questions.

Will Tredegar’s directors be present at the annual meeting?

Yes.  It is our policy that our directors attend the annual meeting of shareholders.

Is it possible to receive future mailings electronically?

Yes.  If your shares of Tredegar common stock are registered in your name with Computershare and you are interested in receiving future shareholder communications electronically rather than receiving paper copies, please check the appropriate box and provide your e-mail address on your proxy card or follow the instructions provided by telephone or over the Internet, as applicable.  When future shareholder communications become available, you will receive an e-mail letting you know that you may access and download the documents from Tredegar’s website at www.tredegar.com.  Your choice for electronic distribution will remain in effect indefinitely, unless you revoke your choice by sending written notice of revocation to us at the address noted above.  If your shares of Tredegar common stock are held in street name with a brokerage firm, you should refer to the information provided by your broker and follow the instructions on how to receive future shareholder communications electronically, if this option is provided.

What if I have questions for Tredegar’s transfer agent?

You can contact our transfer agent directly with questions concerning stock certificates, dividend checks, transfer of ownership, our dividend reinvestment and stock purchase plan or other matters relevant to your Tredegar shareholder account at:

Computershare Investor Services
250 Royall Street
Canton, MA  02021
Telephone:  1-800-622-6757
Email:  web.queries@computershare.com

Can I access my Tredegar account online?

Yes.  If you are a shareholder of record, you can access your Tredegar shareholder account online via Computershare’s Investor Centre at www.computershare.com/investor, a service provided by our transfer agent.  This service makes it easy and convenient to get current information on your shareholder account, such as:

•	Review share balances	•	Review dividend payment history

•	Review certificate history	•	Enroll in our dividend reinvestment plan

•	Review 1099 tax information	•	Request direct deposit of dividends

•	Change mailing address	•	Obtain shareholder forms and instructions

You may also access this site by visiting our website at www.tredegar.com and selecting “Shareholder Services” under “Investor Relations.”  If you have any questions or need assistance (including obtaining a new personal identification (PIN) number), please contact Computershare’s Shareholder Services Group at 1-800-622-6757.

ELECTION OF DIRECTORS

Our Board is divided into three classes of directors.  Each class of directors serves for three years and until their successors are elected.  The term for each class is staggered so that one class is elected at each annual meeting.  Certain circumstances could cause the terms of our directors to vary and the classes of directors to change if a director is elected for less than a three-year term.

The terms of three of our present directors, Messrs. Donald T. Cowles and John D. Gottwald and Ms. Nancy M. Taylor, will expire at the 2010 annual meeting.  Upon the recommendation of the Nominating and Governance Committee, Messrs. Cowles and Gottwald and Ms. Taylor have been nominated by the Board for election at the 2010 annual meeting for terms expiring at the 2013 annual meeting and until their successors are elected.

Should all the nominees be elected to our Board, the director classes after the 2010 annual meeting will be as follows:

Class I Terms expiring at 2011 annual meeting	Class II Terms expiring at 2012 annual meeting	Class III Terms expiring at 2013 annual meeting
George A. Newbill Norman A. Scher R. Gregory Williams	Austin Brockenbrough, III William M. Gottwald Richard L. Morrill	Donald T. Cowles John D. Gottwald Nancy M. Taylor

Our Board recommends that you vote “FOR” all of the nominees.

TREDEGAR’S BOARD OF DIRECTORS

Integrity and honesty are core values of Tredegar.  As a result, our directors must be persons of the utmost integrity who possess the highest standards of business and professional conduct.  We believe that each of our directors has these and other key attributes that are important to an effective board, including candor, analytical skills, business acumen, the willingness to engage management and each other in a constructive and collaborative fashion, and the ability and commitment to devote significant time and energy to service on our Board and its committees.  These characteristics are emphasized in the evaluation and recruitment of new directors.

When considering whether, and ultimately concluding that, each of the directors and nominees has the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of Tredegar’s business and structure, our Nominating and Governance Committee and our Board focused primarily on the information discussed in each of the directors’ individual biographies set forth below.  In particular, with regard to Mr. Brockenbrough, the Board considered his strong background in finance, including his investment management experience.  With regard to Mr. Cowles, the Board considered his prior service as a manufacturing executive, particularly in regard to his position as president of the aluminum distribution businesses of Reynolds Metals Company.  With regard to Messrs. John D. Gottwald and William M. Gottwald, the Board considered their significant experience and expertise in the leadership of global manufacturing companies.  With regard to Mr. Morrill, the Board considered his compelling leadership skills and extensive leadership experience.  With regard to Mr. Newbill, the Board considered his extensive experience in manufacturing operations, since integrating processes in our manufacturing subsidiaries is an important factor in our success.  With regard to Mr. Williams, the Board considered his strong background in finance and accounting, particularly in regard to his oversight of financial and audit structures.  Our Board also considered the many years of experience Ms. Taylor, our Chief Executive Officer, and Mr. Scher, formerly our Chief Executive Officer and Chief Financial Officer, have with Tredegar (over 18 years in the case of Ms. Taylor and over 20 years in the case of Mr. Scher).  With their extensive experience with Tredegar, they bring to our Board knowledge of the complex issues facing global manufacturing companies and enhance Tredegar’s ability to respond to such issues.

Following is certain information concerning the nominees as well as the directors whose terms of office will continue after the annual meeting:

Austin Brockenbrough, III, 73

Managing Director and President of Lowe, Brockenbrough & Company, Inc., a private investment counseling firm, since 1970.  Current directorship:  Trustee of The Williamsburg Investment Trust, a registered investment management company.  Director since 1993. Term expires 2012.

Donald T. Cowles, 63

Retired, having served previously as Executive Director, Initiatives of Change, Inc., a not-for-profit network working for a more inclusive American society, from January, 2006 until June, 2008.  Has also served as a pro bono consultant to government and non-profit organizations since 2001.  Director since 2003.  Term expires 2010.

John D. Gottwald, 55

Retired, having served previously as President and Chief Executive Officer of Tredegar from March 1, 2006 until January 31, 2010 and as Chairman of the Board of Tredegar from September 10, 2001 until March 1, 2006.  Former directorship:  Albemarle Corporation, a specialty chemicals company (Albemarle).  Director since 1989.  Term expires 2010.

William M. Gottwald, 62

Vice Chairman of the Board of Tredegar, having served previously as Chairman of the Board of Directors of Albemarle from 2001 until 2008.  Former directorship:  Albemarle.  Director since 1997.  Term expires 2012.

Richard L. Morrill, 70

President, The Teagle Foundation, a charitable foundation, since January 1, 2010; Chairman of the Board of Tredegar since March 1, 2006; and Chancellor of the University of Richmond since June 1, 2004, having served previously as Chancellor of the University of Richmond and Distinguished University Professor of Ethics and Democratic Values, University of Richmond, from July 1, 1998 until June 1, 2004.  Current directorships:  Albemarle and Trustee of The Williamsburg Investment Trust.  Director since 1997.  Term expires 2012.

George A. Newbill, 67

Retired, having served previously as Executive Vice President of Albemarle from August, 2007 until February 29, 2008 and as Senior Vice President – Manufacturing Operations of Albemarle from January, 2004 until August, 2007.  Director since 2008.  Term expires 2011.

Norman A. Scher, 72

Vice Chairman of the Board of Tredegar since March 1, 2006, having served previously as President and Chief Executive Officer of Tredegar from September 10, 2001 until March 1, 2006.  Current directorship:  Alliance One International, Inc., an international leaf tobacco merchant.  Director since 1989.  Term expires 2011.

Nancy M. Taylor, 50

President and Chief Executive Officer of Tredegar since January 31, 2010, having served previously as Executive Vice President of Tredegar from January 1, 2009 until January 31, 2010, President of Tredegar Film Products from April 5, 2005 until January 31, 2010, Senior Vice President of Tredegar from November 1, 2004 until January 1, 2009 and Senior Vice President, Strategy and Special Projects, of Tredegar from November 1, 2004 until April 5, 2005.  Director since 2010.  Term expires 2010.

R. Gregory Williams, 58 President of CCA Financial Services, LLC, a technology equipment leasing company, since 1984. Director since 2002. Term expires 2011.

Our Board has affirmatively determined that the following members of our Board are independent, as that term is defined under the general independence standards of the New York Stock Exchange listing standards and our Governance Guidelines:

Austin Brockenbrough, III
Donald T. Cowles
Richard L. Morrill
George A. Newbill
R. Gregory Williams

Our Board has adopted, as part of our Governance Guidelines, categorical standards to assist it in making these independence determinations.  All of the directors and the nominees identified as “independent” in this proxy statement meet these categorical standards, which are available on our website at www.tredegar.com by selecting “Corporate Governance” under “About Tredegar.”

BOARD COMMITTEES

The following table provides an overview of the membership, principal functions and number of meetings held in 2009 of all of the committees of our Board.  Each of the Audit Committee, Executive Compensation Committee, Nominating and Governance Committee and Investment Policy and Related Person Transactions Committee of our Board operates under a charter approved by our Board.  The charters of the Audit Committee, Executive Compensation Committee, Nominating and Governance Committee and Investment Policy and Related Person Transactions Committee are available on our website.  See “Voting Information — Where can I find Tredegar’s corporate governance materials?” on page 4 of this proxy statement.  Each of the committees periodically reviews its respective committee charter and, if appropriate, recommends revisions thereto to our Board.

Committee and Members	Principal Functions*	Number of Meetings
AUDIT: Austin Brockenbrough, III Donald T. Cowles R. Gregory Williams**
Reviews and oversees financial reporting, policies, procedures and internal controls

Retains independent registered public accounting firm

Oversees activities of independent registered public accounting firm

Oversees internal audit function

Oversees legal and regulatory compliance and adherence to our Code of Conduct

To the extent not otherwise delegated to another Committee comprised solely of independent directors, reviews and approves, if appropriate, related person transactions

Receives from and discusses with independent registered public accounting firm written disclosures as to independence

Prepares the Audit Committee report for inclusion in the annual proxy statement

Establishes procedures for complaints received regarding our accounting, internal accounting controls and auditing matters
5
_______________________

* We recommend that shareholders review the charters for our Audit Committee, Executive Compensation Committee, Nominating and Governance Committee and Investment Policy and Related Person Transactions Committee for a full description of the respective committee’s responsibilities.

** Committee Chairperson

Committee and Members	Principal Functions*	Number of Meetings
EXECUTIVE COMPENSATION: Donald T. Cowles Richard L. Morrill** George A. Newbill
Approves corporate goals and objectives relevant to Chief Executive Officer compensation and evaluates our Chief Executive Officer’s performance in light of those goals and objectives

Determines and approves Chief Executive Officer compensation, including base salary and incentive awards

Approves the salaries and incentive awards of executive officers

Grants awards under our equity incentive plans

Reviews and discusses with our management the Compensation Discussion and Analysis

Based on such review and discussion, determines whether to recommend to our Board that the Compensation Discussion and Analysis be included in the annual proxy statement

Prepares the Executive Compensation Committee report for inclusion in the annual proxy statement
		6
EXECUTIVE: John D. Gottwald** Norman A. Scher Nancy M. Taylor	Acts on our Board’s behalf in accordance with our Bylaws, except as limited by the Virginia Stock Corporation Act and except with respect to the compensation of executive officers	4
INVESTMENT POLICY AND RELATED PERSON TRANSACTIONS***: Austin Brockenbrough, III** Donald T. Cowles Richard L. Morrill	Administers our Investment Conflict of Interest Policy Reviews and approves, if appropriate, requests by our directors, officers, and employees to (1) co-invest in investments in non-marketable securities we are considering or (2) dispose of any such co-investment. The committee received no such requests during 2009 Reviews and approves, if appropriate, related person transactions	0
_______________________
* We recommend that shareholders review the charters for our Audit Committee, Executive Compensation Committee, Nominating and Governance Committee and Investment Policy and Related Person Transactions Committee for a full description of the respective committee’s responsibilities.

** Committee Chairperson

*** Effective as of March 2, 2010, the Audit Committee delegated to the Investment Policy Committee the responsibility to review related person transactions and the Investment Policy Committee was renamed the Investment Policy and Related Person Transactions Committee.  See “Certain Relationships and Related Transactions” on page 20 of this proxy statement.

Committee and Members	Principal Functions*	Number of Meetings
NOMINATING AND GOVERNANCE: Austin Brockenbrough, III** Richard L. Morrill R. Gregory Williams
Reviews the size and composition of our Board to ensure a balance of appropriate skills and characteristics

Develops criteria for director nominees

Recruits new directors, considers director nominees recommended by shareholders and others and recommends nominees for election as directors, all in accordance with the director selection criteria

Makes recommendations regarding term of office and classification and approves compensation of directors, including the compensation of our Chairman and any Vice Chairman

Reviews our Code of Conduct, Governance Guidelines and other governance matters, and makes sure policies are properly communicated and consistently enforced

Makes recommendations regarding composition of our Board committees

Recommends actions to increase our Board’s effectiveness

Oversees the evaluation of our Board and management
3

_______________________
* We recommend that shareholders review the charters for our Audit Committee, Executive Compensation Committee, Nominating and Governance Committee and Investment Policy and Related Person Transactions Committee for a full description of the respective committee’s responsibilities.

** Committee Chairperson

COMPENSATION OF DIRECTORS

Director Compensation Table

The following table presents information relating to total compensation of our directors, other than the Chief Executive Officer, for the fiscal year ended December 31, 2009.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	Change in Pension Value and Non-qualified Deferred Compensation Earnings		All Other Compen-sation		Total

	($)	($)	($)	($)		($)		($)
Austin Brockenbrough, III	40,771	19,979	-0-	-0-		-0-		60,750
Donald T. Cowles	39,771	19,979	-0-	-0-		-0-		59,750
William M. Gottwald	31,146	19,979	-0-	-0-		-0-		51,125
Richard L. Morrill	59,271	19,979	-0-	-0-		-0-		79,250
George A. Newbill	31,646	19,979	-0-	-0-		-0-		51,625
Norman A. Scher(2)	239,986	-0-	-0-	88,235	(3)	13,460	(4)	341,681
Thomas G. Slater, Jr.	26,646	19,979	-0-	-0-		-0-		46,625
R. Gregory Williams	43,646	19,979	-0-	-0-		-0-		63,625

______________

(1)           As part of their 2009 annual retainer, each non-employee director received quarterly grants of Tredegar common stock under the Tredegar Corporation Amended and Restated 2004 Equity Incentive Plan (or the 2004 Plan).  Each non-employee director received a number of shares of Tredegar common stock equal as nearly as possible to but not to exceed $5,000, based on the closing price of Tredegar common stock as reported on the New York Stock Exchange composite tape on March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009, the dates of grant.  Based on this calculation, each non-employee director received 306 shares of Tredegar common stock on March 31, 2009, 375 shares of Tredegar common stock on June 30, 2009, 344 shares of Tredegar common stock on September 30, 2009, and 316 shares of Tredegar common stock on December 31, 2009.  The amounts set forth above represent the grant date fair value computed in accordance with FASB Accounting Standards Codification™ Topic 718, Compensation – Stock Compensation (formerly SFAS 123(R)) for the shares of Tredegar common stock awarded to each non-employee director identified above under the terms of the 2004 Plan during the fiscal year ended December 31, 2009, based on the closing price of Tredegar common stock as reported on the New York Stock Exchange composite tape on the respective dates of grant noted above.  There were no unvested stock awards or option awards as of December 31, 2009.

(2)           In consideration of Mr. Scher’s service to Tredegar as an employee during 2009, Mr. Scher was paid a salary of $174,986 (net of a 10% temporary annual salary reduction that Mr. Scher voluntarily took effective as of June 1, 2009 until the final pay period of 2009 in support of Tredegar’s cost reduction initiatives) and a bonus of $65,000 in consideration of Mr. Scher’s excellent oversight of a number of key projects in 2009.  The restricted stock awarded by the Executive Compensation Committee in 2004 to Mr. Scher vested on March 18, 2009.  Mr. Scher does not receive any additional compensation for his services as a director.

(3)           The actuarial present value of Mr. Scher’s benefit under the Tredegar Corporation Retirement Benefit Restoration Plan (or the Restoration Plan) increased by $27,053 and his benefit under the Tredegar Corporation Retirement Income Plan (or the Pension Plan) increased by $12,451.  These amounts represent the change in actuarial present value in the above plans from December 31, 2008 to December 31, 2009.  The actuarial present value in these plans was increased by $48,731 in cash payments that Mr. Scher received from the Pension Plan.  Mr. Scher was required to commence his benefit under the Pension Plan in November, 2007.

Benefit accruals and the benefit available under the Restoration Plan were frozen as of December 31, 2005.

(4)           This amount includes matching contributions under the Tredegar Corporation Retirement Savings Plan of $7,955, and contributions and dividends under the Savings Plan Benefit Restoration Plan of $4,385.  All other compensation also includes the dividends on the shares of restricted stock of $1,120.

Compensation of Directors

Our Nominating and Governance Committee (or the Governance Committee) determines and approves director compensation, including retainers as well as salaries and other compensation for directors who are employees of Tredegar (except for a director who is also our Chief Executive Officer, whose compensation is determined solely by our Executive Compensation Committee).  Under its charter, our Governance Committee may delegate these responsibilities to a subcommittee of the Committee created and approved by our Governance Committee.  Any such subcommittee must be composed entirely of independent directors and operate under a written charter.  Under our Governance Guidelines, the Governance Committee has the authority to retain independent advisors, including compensation consultants.  For 2009, our Governance Committee did not engage any compensation consultants for purposes of its review and determination of director compensation.

For 2009, non-employee directors and committee members received the following annual retainers, payable in equal quarterly installments in arrears, for their service on Tredegar’s Board:

Non-Employee Director	$50,000
Chairman of the Board	$20,000
Audit Committee Chairperson	$14,000
Non-Chair Member of the Audit Committee	$7,500
Executive Compensation Committee Chairperson	$9,000
Non-Chair Member of the Executive Compensation Committee	$5,000
Nominating and Governance Committee Chairperson	$6,000
Non-Chair Member of the Nominating and Governance Committee	$3,000
Member of the Executive Committee	$4,500
Member of the Investment Policy Committee	$625

The retainer for non-employee directors was paid $30,000 in cash and $20,000 in the form of a stock award.  The stock award was determined based on the closing price of Tredegar common stock as reported on the New York Stock Exchange composite tape on the date of grant.

Retainers for our Chairman of the Board and committee chairpersons commenced after our Board elected members to these positions.

In support of Tredegar’s cost reduction initiatives, the Board voluntarily agreed to reduce the cash portion of the quarterly director retainers by 15%, effective June 1, 2009 and continuing through December

31, 2009.  The stock portion of directors’ retainers, the Chairman of the Board retainer and the retainers for directors’ service on Board committees remained unchanged.

Outside Director Stock Ownership Guidelines

Under Tredegar’s Outside Director Stock Ownership Guidelines, which our Board adopted on March 1, 2006, all of our non-employee directors are to achieve ownership of Tredegar common stock in an amount equal to at least three times that director’s base annual cash retainer.  Directors have three years from the later of the adoption of the Guidelines or their election to the Board to satisfy 50% of the requirement and six years to satisfy the full requirement.  All of our directors, with the exception of Mr. Newbill, who joined the Board following his election at the 2008 annual meeting, have satisfied the full stock ownership requirement.

Tredegar Corporation Amended and Restated 2004 Equity Incentive Plan

For 2009, our Board approved quarterly stock awards of shares of Tredegar common stock to each non-employee director under the Tredegar Corporation 2004 Equity Incentive Plan, which was amended and restated by the Board as of March 27, 2009 and approved by shareholders at the 2009 annual meeting (or the 2004 Plan).  Each quarterly stock award became fully vested and transferable immediately upon the date of grant.  For a further discussion of the 2004 Plan, see “Compensation of Executive Officers — Tredegar Corporation Amended and Restated 2004 Equity Incentive Plan” on page 46 of this proxy statement.

BOARD MEETINGS, MEETINGS OF NON-MANAGEMENT DIRECTORS
AND BOARD COMMITTEES

Our Board held eight meetings in 2009.  Each director attended all eight Board meetings, except Mr. William M. Gottwald, who was unable to attend one Board meeting.  Each director attended all meetings held in 2009 of Board committees of which the director was a member.

The non-management directors of our Board meet regularly in private session.  Our Board has determined that our Chairman of the Board should chair all meetings of non-management directors, as provided in our Governance Guidelines.  During these meetings, the chairperson has the power to lead the meeting, set the agenda and determine the information to be provided, but all non-management directors are encouraged to and do suggest topics for discussion and identify materials and other information for review. In addition, our independent directors also meet regularly in private session.  The chairperson of our Nominating and Governance Committee chairs the meetings of independent directors, as provided in our Governance Guidelines.

Shareholders and other interested persons may contact the non-management directors or the independent directors (in each case, individually or as a group) or the chairman (individually) in writing through one of the means described under “Voting Instructions — How do I communicate with the Board of Directors?” on page 4 of this proxy statement.

Executive Compensation Committee Matters

As noted above, our Executive Compensation Committee currently consists of Messrs. Richard L. Morrill (Chairman), Donald T. Cowles and George A. Newbill.  The principal functions of our Executive Compensation Committee are more fully described under “Board Committees – Executive Compensation” on page 12 of this proxy statement and “Compensation Discussion and Analysis” beginning on page 24 of this proxy statement and in the Executive Compensation Committee Charter, which is available on our website.  See “Voting Information — Where can I find Tredegar’s corporate governance materials?” on page 4 of this proxy statement.

All of the members of our Executive Compensation Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (or the Exchange Act)), “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code), and “independent directors” (within the meaning of the current New York Stock Exchange listing standards and Tredegar’s Governance Guidelines).  No Executive Compensation Committee member is a current or former employee of Tredegar or any of our subsidiaries.

Executive Compensation Committee Interlocks and Insider Participation

No member of our Executive Compensation Committee was at any time an officer or employee of Tredegar, or is related to any other member of our Executive Compensation Committee, any other member of our Board or any executive officer of Tredegar.

Audit Committee Matters

As noted above, our Audit Committee currently consists of Messrs. R. Gregory Williams (Chairman), Austin Brockenbrough, III, and Donald T. Cowles.  The principal functions of our Audit Committee are more fully described under “Board Committees – Audit” on page 11 of this proxy statement and “Report of the Audit Committee” beginning on page 55 of this proxy statement and in the Audit Committee Charter, which is available on our website.  See “Voting Information — Where can I find Tredegar’s corporate governance materials?” on page 4 of this proxy statement.

Upon the recommendation of our Nominating and Governance Committee, our Board has determined that each member of our Audit Committee is independent of management and free of any relationships that, in the opinion of our Board, would interfere with the exercise of independent judgment and is independent, as that term is defined under the enhanced independence standards for audit committee members in the Exchange Act and rules thereunder, as incorporated into the listing standards of the New York Stock Exchange and in accordance with the Audit Committee Charter.

Our Board has determined that Mr. R. Gregory Williams is an “audit committee financial expert,” as that term is defined in the rules promulgated by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002.  Our Board has further determined that each of the members of our Audit Committee is financially literate and that, as required by the New York Stock Exchange listing standards, at least one member of the Committee has accounting or related financial management expertise, as such terms are interpreted by our Board in its business judgment.

Our Audit Committee has adopted procedures for pre-approving certain audit and permissible non-audit services provided by our independent registered public accounting firm.  These procedures include reviewing a budget for audit and permissible non-audit services.  The budget includes a description of, and a budgeted amount for, particular categories of audit and permissible non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted.  Audit Committee approval is required to exceed the budget amount for a particular category of audit and permissible non-audit services and to engage the independent registered public accounting firm for any audit and permissible non-audit services not included in the budget.  For both types of pre-approval, our Audit Committee considers whether such services are consistent with the Securities and Exchange Commission rules on auditor independence.  Our Audit Committee may delegate pre-approval authority to the Chairperson of our Audit Committee.  Our Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by our Audit Committee.

Nominating and Governance Committee Matters

As noted above, our Nominating and Governance Committee currently consists of Messrs. Austin Brockenbrough, III (Chairman), Richard L. Morrill and R. Gregory Williams.  The functions of our Nominating and Governance Committee include identifying, recruiting and recommending director candidates for nomination by our Board and determining and approving director compensation (except for a director who is also our Chief Executive Officer, whose compensation is determined solely by our Executive Compensation Committee).  Our Nominating and Governance Committee’s principal functions are more fully described under “Board Committees – Nominating and Governance” on page 13 of this proxy statement and in the Nominating and Governance Committee Charter, which is available on our website.  See “Voting Information — Where can I find Tredegar’s corporate governance materials?” on page 4 of this proxy statement.

All members of our Nominating and Governance Committee are independent, as defined under the general independence standards of the New York Stock Exchange listing standards.  Furthermore, our Governance Guidelines require that all members of our Nominating and Governance Committee be independent.

CORPORATE GOVERNANCE

Board of Directors

Our Board is currently composed of nine directors, five of whom our Board has determined are independent under the corporate governance listing standards of the New York Stock Exchange and our Governance Guidelines (see “Tredegar’s Board of Directors” beginning on page 7 of this proxy statement).  The primary mission of our Board is to represent and protect the interests of our shareholders by overseeing management and acting in the best interests of Tredegar and our shareholders.

As provided in our Governance Guidelines, our Board has an independent, non-management Chairman whose duties and responsibilities are separate and distinct from those of our Chief Executive Officer.  We believe that the separation of the Chairman and Chief Executive roles is appropriate and in the best interests of Tredegar and our shareholders at this time.  We believe the separation of the Chairman and the Chief Executive roles helps provide effective oversight of management, and facilitates the relationship between our Board and management in overseeing and managing the material risks facing Tredegar.

Risk Management

Management is responsible for the day-to-day management of the risks we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management.  In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Management regularly reports to our Board on operating and other risks.  Management has also established an enterprise risk management committee that reports on its activities to our Board annually.

While our Board is ultimately responsible for risk oversight at Tredegar, various Board committees assist our Board in fulfilling its oversight responsibilities in certain areas of risk.  The Audit Committee assists the Board in discharging its oversight responsibilities relating to the accounting, reporting and financial practices of Tredegar and its subsidiaries, and also assists the Board in overseeing our internal auditing function.  The Audit Committee is responsible for discussing with management Tredegar’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including Tredegar’s risk assessment and risk management policies.  The Nominating and Governance Committee oversees risks associated with our Governance Guidelines, including compliance with listing standards for independent directors.  The Executive Compensation Committee oversees risks associated with our compensation programs.  During 2009, management prepared an analysis of Tredegar’s compensation policies and procedures for the Executive Compensation Committee to assist it in determining whether risks and rewards were properly balanced under Tredegar’s compensation programs.  The Investment Policy and Related Person Transactions Committee oversees risks associated with co-investments by any employee, officer, director or consultant of Tredegar or any of our subsidiaries in investment opportunities in non-marketable securities under consideration by Tredegar, and related person transactions.

Code of Conduct

Our Code of Conduct applies to our officers, employees and directors, including our Chief Executive Officer, our Chief Financial Officer and our Principal Accounting Officer and Controller.  We have always conducted our business in accordance with the highest standards of conduct.  Full compliance with the letter and spirit of the laws applicable to our businesses is fundamental to us.  Equally important are honesty, integrity and fairness in our business operations and in our dealings with others.  Diligently applying these standards makes good business sense and allows us to earn the trust and respect of our shareholders, employees, customers, suppliers, regulators and the communities in which we operate.  We have provided employees, customers and suppliers with a number of avenues for the reporting of ethics violations or similar concerns, including an anonymous telephone hotline provided by a third-party vendor.  Our Code of Conduct reflects the foregoing principles.  Our Code of Conduct is available on our website.  See “Voting Information — Where can I find Tredegar’s corporate governance materials?” on page 4 of this proxy statement.

Governance Guidelines

Our Board has also adopted a set of Governance Guidelines that reflect our governance principles and our long-standing commitment to maintaining high corporate governance standards.  Our Governance Guidelines are available on our website.  See “Voting Information — Where can I find Tredegar’s corporate governance materials?” on page 4 of this proxy statement.

Our Nominating and Governance Committee is responsible for periodically reviewing the Governance Guidelines and the Code of Conduct, and for considering and, as necessary, making recommendations on governance issues that should be addressed by our Board.

Director Attendance at Annual Meeting of Shareholders

Our policy is that directors attend the annual meeting of shareholders.  All of our directors attended the 2009 annual meeting.

Director Continuing Education

We support the attendance of our directors at director education programs sponsored by third parties.  Typically, director education programs focus on issues and current trends affecting directors of publicly-held companies.  We reimburse our directors for tuition and expenses associated with attending these programs.  In addition, we sponsor internal educational programs for our Board on topics developed in consultation with our directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Messrs. John D. Gottwald, a director, and William M. Gottwald, a director and a Vice Chairman of the Board, are brothers.  Messrs. John D. Gottwald and William M. Gottwald (or the Gottwalds), together with members of their immediate families, may be deemed to be a “group” for purposes of Section 13(d)(3) of the Exchange Act, although there is no agreement between them with respect to the acquisition, retention, disposition or voting of Tredegar common stock.  In addition, because members of the Gottwalds are directors and among our largest shareholders, they may be considered to be “control persons” of Tredegar and have the ability to control the recommendations of our Board.

Our Audit Committee is primarily responsible for reviewing and approving, if appropriate, related person transactions.  Our Audit Committee operates under a written charter, the relevant provisions of which require the Committee, to the extent not otherwise delegated to another committee comprised solely of independent directors, to review related person transactions for potential conflicts of interest situations.  Effective as of March 2, 2010, the Audit Committee delegated to the Investment Policy and Related Person Transactions Committee (formerly the Investment Policy Committee), which is comprised solely of independent directors, the responsibility to review and approve, if appropriate, all related person transactions.  The Investment Policy and Related Person Transactions Committee reviews each related person transaction on a case-by-case basis and approves only those related person transactions that it determines in good faith to be in the best interests of Tredegar.

For purposes of this policy:

•	“Related person” means any:

•	director or executive officer of Tredegar;

•	employee of Tredegar or any of our subsidiaries;

•	nominee for director;

•	immediate family member(s) of directors, executive officers, employees or nominees for director; or

•	a beneficial owner of more than 5% of Tredegar’s voting securities.

•
“Related person transaction” means a transaction in which Tredegar or any of our subsidiaries is, or is proposed to be, a participant and the amount involved exceeds $120,000, and in which a related person has, had or may have a direct or indirect interest.

•
“Immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and any person (other than a tenant or employee) sharing the household of any director, nominee for director, executive officer or employee.

•	“Transaction” means any financial contract, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar contracts, arrangements or relationships.

In addition, pursuant to our Investment Conflict of Interest Policy, our Investment Policy and Related Person Transactions Committee is responsible for approving any transactions by our employees, officers or directors involving investments in non-marketable securities in which we are also invested.

STOCK OWNERSHIP

Below is information on the beneficial ownership of Tredegar common stock as of February 1, 2010 by each director and each executive officer named in the Summary Compensation Table beginning on page 42 of this proxy statement.  The table also shows the beneficial ownership of all directors and executive officers of Tredegar as a group as of February 1, 2010.

Security Ownership of Management

	Number of Shares with Sole Voting and Investment Power		Number of Shares with Shared Voting and Investment Power	Total Number of Shares		Percent of Class(a)
	Outstanding	Options
Directors, Nominees and Certain Executive Officers (b)
Austin Brockenbrough, III	43,310	-	6,080	49,390	(c)
Donald T. Cowles	8,810	-	-	8,810
Duncan A. Crowdis	26,859	33,000	-	59,859
D. Andrew Edwards	-	-	-	-
John D. Gottwald	1,994,518	100,000	1,045,671	3,140,189	(d)	9.50%
William M. Gottwald	10,026	-	1,034,494	1,044,520	(e)	3.17%
A. Brent King	7,794	-	-	7,794
Richard L. Morrill	9,510	-	-	9,510
George A. Newbill	2,095	-	-	2,095
Kevin A. O’Leary	902	-	-	902
Norman A. Scher	107,592	-	180	107,772
Nancy M. Taylor	69,218	52,500	30	121,748
R. Gregory Williams	9,110	-	2,000	11,110	(f)
All directors, nominees and executive officers as a group (15)(g)(h)	2,323,539	202,500	2,074,949	4,600,988		13.88%

______________

(a)           Unless a specific percentage is noted in this column, each person owns less than 1% of the outstanding shares of Tredegar common stock.

(b)           Some of the shares may be considered to be beneficially owned by more than one person or group listed and are included in the table for each.

(c)           Austin Brockenbrough, III, disclaims beneficial ownership of 6,080 shares of Tredegar common stock.

(d)           John D. Gottwald disclaims beneficial ownership of 200,133 shares of Tredegar common stock.  See also Notes (a) and (b) to the “Security Ownership of Certain Beneficial Owners” table that follows.

(e)           William M. Gottwald disclaims beneficial ownership of 188,956 shares of Tredegar common stock.  See also Notes (a) and (b) to the “Security Ownership of Certain Beneficial Owners” table that follows.

(f)           R. Gregory Williams disclaims beneficial ownership of 2,000 shares of Tredegar common stock.

(g)           The directors and executive officers have sole voting and investment power over their shares, except for those listed under the heading “Number of Shares with Shared Voting and Investment Power,” which are held by or jointly with spouses, by children or in partnerships or trusts.  Any shares of Tredegar common stock held under our benefit plans for any director or executive officer are included in the number of shares over which that person has sole voting or investment power.  Shares held by the trustees of those plans for other employees are not included.  See Note (f) to the “Security Ownership of Certain Beneficial Owners” table that follows.

(h)           Two directors, Messrs. John D. Gottwald and William M. Gottwald, share voting and investment power for 13,506 shares of Tredegar common stock.  This overlap in beneficial ownership has been eliminated in calculating the total number of shares and the percentage of class owned by management as a group.

The table below lists any person (including any “group” as defined in Section 13(d)(3) of the Exchange Act) known to us who beneficially owned more than 5% of the shares of Tredegar common stock as of February 1, 2010.

Security Ownership of Certain Beneficial Owners

Names and Addresses of Beneficial Owners	Number of Shares of Common Stock		Percent of Class
John D. Gottwald and William M. Gottwald(a) c/o John D. Gottwald 1100 Boulders Parkway Richmond, VA 23225	5,016,740	(b)(c)	15.18%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	3,070,023	(d)	9.32%
Floyd D. Gottwald, Jr. c/o Albemarle Corporation 330 South Fourth Street Richmond, VA 23219	2,985,593		9.06%
GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1435	2,850,083	(e)	8.65%
JPMorgan Chase Bank, N.A., as Trustee for the Tredegar Corporation Retirement Savings Plan 9300 Ward Parkway Kansas City, MO 64114	2,189,845	(f)	6.65%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,006,913	(g)	6.09%
______________

(a)           Messrs. John D. Gottwald and William M. Gottwald, together with members of their immediate families, may be deemed to be a “group” for purposes of Section 13(d)(3) of the Exchange Act, although there is no agreement between them with respect to the acquisition, retention, disposition or voting of Tredegar common stock.

(b)           Messrs. John D. Gottwald and William M. Gottwald, individually or together, have sole voting and investment power over all of the shares of Tredegar common stock disclosed except for 2,912,196 shares held by their respective wives and children, and in trusts, some of which might be deemed to be beneficially owned by the Gottwalds under the rules and regulations of the Securities and Exchange Commission, but as to which the Gottwalds disclaim beneficial ownership.

(c)           This amount includes 261,783 shares of Tredegar common stock owned of record by JPMorgan Chase Bank, N.A., as trustee of the Tredegar Corporation Retirement Savings Plan (or the Savings Plan), for the benefit of John D. Gottwald.  This amount does not include shares held by the trustee of the Tredegar Savings Plan for the benefit of other employees.

(d)           Based solely on the information contained in Amendment No. 5 to the Schedule 13G filed with the Securities and Exchange Commission on February 8, 2010.

(e)           Based solely on the information contained in Amendment No. 3 to the Schedule 13D filed with the Securities and Exchange Commission on March 23, 2009.

(f)           This amount includes 261,783 shares of Tredegar common stock owned of record by the trustee of the Savings Plan for the benefit of John D. Gottwald.  The trustee votes shares of Tredegar common stock held under the Savings Plan according to instructions obtained from employees participating in the plan.  If a participating employee does not give the trustee voting instructions, the trustee votes the employee’s shares according to our Board’s recommendations to the shareholders (as long as doing so is consistent with the trustee’s fiduciary duties).  Because members of the Gottwald family are directors and our largest shareholders, they may be considered to be “control persons” of Tredegar and have the ability to control the recommendations of our Board.

(g)           Based solely on the information contained in the Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010.

COMPENSATION DISCUSSION AND ANALYSIS

Summary of 2009 Executive Compensation Decisions

At the end of 2008 and the beginning of 2009, given the continued recession affecting the worldwide economy, we faced, and continue to face, an extremely difficult business environment.  Despite this challenging environment, Tredegar’s executive compensation philosophy and strategy for 2009 remained unchanged — to provide targeted compensation opportunities for base salaries, annual cash incentives and long-term equity incentives near the market 50th percentile in order to attract and retain talent while using a balance of fixed and variable pay programs to align actual compensation earned with company performance.  Within this strategic framework, and in response to a challenging operating environment, our Executive Compensation Committee (or, for purposes of this discussion, the Committee) made the following primary changes to the executive compensation program for 2009:

•
Base Salaries — No salary increases (other than for promotions) were provided to the executive officers listed in the Summary Compensation Table on page 42 of this proxy statement (or the named executive officers) and, upon the recommendation of Mr. Gottwald, Ms. Taylor and Mr. Crowdis, temporary reductions to salary were instituted for Mr. Gottwald (25%), Ms. Taylor (15%) and Mr. Crowdis (12%), which were in effect from June 1, 2009 until the final pay period of 2009.

•
Short-Term Incentives — Threshold performance levels and payout opportunities (in relation to target) were reduced as compared to past practice in order to result in a wider range of payout opportunities.  This change was implemented to take into account the uncertainty in the financial performance goal setting process.  At the request of the management teams of the Film Products

Division and Corporate, operating income (for the Film Products Division) and adjusted EBIT (for Corporate) measures and goals were added mid-year to the Film Products Division and Corporate annual incentive plans to require certain improvements in operating income (Film Products Division) and consolidated adjusted EBIT (Corporate) in addition to strong EPA improvements, as a prerequisite to payouts at the maximum level.

•
Long-Term Incentives — The annual equity grant mix to the executive officers was modified to include 25% of the grant value in service-based restricted stock with three-year cliff vesting to further balance performance and retention incentives and to provide enhanced opportunity for stock ownership (with the remainder of the grant mix consisting of 50% in stock options and 25% in performance stock units).

For the year ended December 31, 2009, we achieved mixed financial results.  The Film Products Division produced strong operating profit, with operating profit increasing 19.4% over 2008 operating profit during a very tough global recession.  The Aluminum Extrusions Division produced weak, but encouraging, results given the market conditions.  The Aluminum Extrusions Division’s results were driven by declining demand for its aluminum extrusions as a result of the severe recession in two of its key markets, U.S. nonresidential construction and U.S. residential housing.  Notwithstanding the weak results in the Aluminum Extrusions Division, we believe that our Aluminum Extrusions Division management team performed quite well during 2009.  By anticipating at the end of 2008 the continued recession in its key markets and focusing on reducing costs, managing working capital and maintaining employee morale in a challenging operating environment, the Aluminum Extrusions Division continued to generate cash from operations for Tredegar.  For our named executive officers, these mixed financial results translated into the following strong but mixed compensation results for 2009:

•
Short-Term Incentives — Payouts under the 2009 short-term cash incentive plan (2009 Cash Incentive Plan) were near maximum for Corporate executive officers (187.5% of target) and at maximum for Film Products Division executive officers (200% of target), but were not earned by Aluminum Extrusions Division executive officers (0% of target).

•
Long-Term Incentives — Performance stock units contingent on 2009 performance were not earned and, therefore, were entirely forfeited, prior stock option grants did not accrue any value in 2009 given the lack of stock price appreciation, and all restricted stock and stock holdings declined in value in 2009 along with the stock price.

•
Discretionary Bonus — A discretionary bonus of $56,000 was awarded to Mr. Crowdis, the President of the Aluminum Extrusions Division, in recognition of significant accomplishments in reducing costs, managing working capital, and maintaining employee morale in the face of a recession in this cyclical industry.

During 2009, several important changes to the executive leadership team occurred for which the Committee took the following actions:

•
Effective January 9, 2009, Ms. Taylor was appointed Executive Vice President of Tredegar in addition to her then-current position as President of the Film Products Division, and Mr. Crowdis was appointed Vice President of Tredegar in addition to his position as President of the Aluminum Extrusions Division; the Committee approved base salary increases from $317,328 to $400,008 for Ms. Taylor and from $244,400 to $280,000 for Mr. Crowdis to recognize their expanded roles and responsibilities.

•
Mr. Edwards resigned on December 11, 2009 as Tredegar’s Vice President, Chief Financial Officer and Treasurer, and Mr. O’Leary was promoted from Vice President, Finance of the Film Products Division, to Tredegar’s Vice President, Chief Financial Officer and Treasurer, effective as of Mr. Edwards’ resignation date; the Committee approved a base salary of $310,000 for Mr. O’Leary.

•
Mr. Gottwald announced his retirement, effective as of January 31, 2010, as Tredegar’s President and Chief Executive Officer, and Ms. Taylor was promoted to serve as Tredegar’s President and Chief Executive Officer, effective as of January 31, 2010; the Committee set Ms. Taylor’s base salary at $700,000.  In addition, we entered into a five-year, fixed-term severance agreement with Ms. Taylor.  Mr. Gottwald’s base salary had historically been below market levels for chief executive officers in the peer group (as defined below).  Beginning in 2007, the Committee increased Mr. Gottwald’s base salary to bring it more in line with market pay levels.  However, prior to his retirement on January 31, 2010, Mr. Gottwald’s base salary remained below market, and the Committee determined that it was appropriate to provide Ms. Taylor with a market competitive base salary.  Ms. Taylor’s base salary represents 97% of the 50th percentile market level base salary of $725,000.

For 2010, no material changes to Tredegar’s executive compensation philosophy or program design are expected.  The Committee believes its current philosophy has worked well and will continue to provide appropriate and competitive pay opportunities for achieving strong financial results and increasing shareholder value over time.

Compensation Philosophy

We have two primary operating businesses — our Film Products Division and our Aluminum Extrusions Division.  Both businesses operate in highly competitive industries that require outstanding customer service and manufacturing efficiency.  To lead and manage these businesses, we require high-caliber executive talent with strong vision and operational skills.

The objectives of our executive compensation plans are to attract, motivate and retain highly qualified executive officers.  To accomplish these objectives, we rely on a pay strategy that emphasizes performance-based compensation through annual and long-term incentives.  We believe that this pay strategy aligns with our business strategy of generating strong operating results and shareholder value creation while controlling fixed costs.  In this manner, we believe that our executive compensation program supports and reinforces our business objectives and creates a strong link between pay and performance.

Allocations between short-term and long-term compensation opportunities and between cash and equity awards take into account market data, but may vary over time and among executives.  This variance is desirable to maintain alignment between executive rewards and business priorities and is necessary to reflect both company-specific and individual factors relevant to pay decisions.  Greater detail regarding these company-specific and individual factors is included in this discussion.

Process and Procedure for Determining Compensation of Executive Officers

The primary role of the Committee is to develop and oversee the implementation of our philosophy with respect to the compensation of our executive officers, including the named executive officers.  The Committee has the overall responsibility to evaluate the performance of and determine the compensation of our Chief Executive Officer and approve the compensation structure for our other executive officers.  Our Chief Executive Officer makes specific recommendations to the Committee regarding the compensation of the other executive officers based on the compensation structure approved by the Committee.  After review and discussion, the Committee gives its final approval.  The Committee reports regularly to our Board on matters relating to the Committee’s actions.

Under its charter, the Committee has the authority to engage compensation consultants to assist the Committee in fulfilling its responsibilities.  As it did in 2008, the Committee engaged Pearl Meyer & Partners (or Pearl Meyer) as its outside advisor for executive compensation in 2009.  Pearl Meyer reports directly to the Committee, and the scope of its work is directed by the Committee.  In 2008, the Committee directed Pearl Meyer to provide a market competitive assessment of executive compensation levels for our named executive officers.  Based on this request, Pearl Meyer’s services to the Committee in 2008 included the following:

•	the development of a peer group for compensation comparisons;

•	the identification of relevant published compensation survey data;

•	the collection and analysis of compensation levels for similar positions in similar companies;

•	a comparison of Tredegar’s pay levels and pay mix relative to market practices;

•	a comparison of Tredegar’s performance relative to peer company performance; and

•	an assessment of Tredegar’s short-term and long-term incentive plan designs.

Pearl Meyer completed a competitive market study for the Committee to use in its deliberations regarding the approval of compensation arrangements for 2008.  This study relied on 2008 proxy statements and published compensation survey sources, which provided the latest available pay data at the time.  Upon the Committee’s request, this study was updated by Pearl Meyer during 2009 to inform the Committee’s decisions regarding various promotional adjustments made in 2009 and any executive compensation changes for 2010.

The competitive market study was based on the pay data and executive compensation practices at the following 13 companies, which were chosen because they operate in industries similar to those in which Tredegar operates, with similar annual revenues, market capitalization and profitability (collectively referred to as the peer group).

Company Name	2008 Revenues ($ in millions)	Market Cap August 2009 ($ in millions)	2008 EBIT Margin(1)
Silgan Holdings Inc.	$3,121	$1,857	8.9%
Mueller Industries	$2,560	$902	5.1%
AptarGroup Inc.	$2,072	$2,327	11.0%
Century Aluminum Co.	$1,971	$759	13.4%
Griffon Corp.	$1,194	$629	2.2%
Polymer Group Inc.	$1,146	$168	5.4%
Spartech Corp.	$927	$354	3.7%
Myers Industries Inc.	$868	$362	5.0%
Constar International Inc.	$860	(2)	1.0%
AEP Industries Inc.	$762	$260	1.5%
Buckeye Technologies Inc.	$755	$390	8.1%
Neenah Paper Inc.	$732	$166	3.7%
Rogers Corp.	$365	$409	4.9%
Median Statistics	$927	$400	5.0%
Tredegar Corporation	$884	$509	6.1%

Data from S&P’s Research Insight
______________

(1)	EBIT Margin is defined as earnings before interest and taxes divided by revenue.

(2)	No Market Capitalization data was available as of August 2009.

The same peer group was used for pay and performance comparisons.  Published compensation survey data was used in addition to peer group data to arrive at a “market consensus” pay level for each executive officer.  The peer group and published compensation survey data (collectively referred to as market data or levels) were weighted equally in calculating the market consensus pay level for each executive officer.

In determining the compensation of our Chief Executive Officer and approving the compensation structure for our other executive officers, the Committee considers our performance, individual executive performance, recommendations from the Chief Executive Officer (for all positions other than the Chief Executive Officer position), and peer group and published compensation survey data.  The Committee also reviews tally sheets prepared by management showing all elements of compensation and total compensation payable to each named executive officer.  This ensures that the Committee has a total compensation perspective when making decisions regarding specific elements of the compensation program and allows for internal equity comparisons among the named executive officers.  Both the external market pay data and the internal pay history help guide the Committee’s decision-making, but no precise formulas or percentiles are applied to all of the named executive officers in all situations.

Executive Officer Compensation Program

The core elements of the compensation program for our executive officers are described below:

Element	Description	Objective
Base salary	Fixed cash compensation	Reflects competitive market compensation, individual performance, experience and level of responsibility
Bonus	Discretionary cash bonus	Rewards exemplary service to Tredegar
Annual incentives	Short-term variable compensation via an annual cash incentive plan (for 2009, the 2009 Cash Incentive Plan)	Rewards achievement of financial performance goals and individual performance objectives
Long-term incentives	Long-term variable compensation via the Amended and Restated 2004 Equity Incentive Plan (amended and approved by shareholders as of May 19, 2009) (the 2004 Plan)	Rewards achievement of long-term performance goals and shareholder value creation
Health and Welfare Benefits	401(k) Plan, Insurance and Savings Plan Benefit Restoration Plan	Provides competitive benefits and savings opportunities for retirement
Pension(1)	Retirement Income Plan and Supplemental Retirement Benefit Restoration Plan	Provides retirement security
______________

(1)
Effective January 1, 2007, we closed the Pension Plan to new employees and froze the pay for active employees used to compute benefits as of December 31, 2007.  Subject to the terms of the Pension Plan, participants will, however, continue to earn benefit credit for each year of service after 2007.

Elements of Compensation

Base Salaries

General.  We seek to provide our executive officers with base salaries that are targeted within competitive market levels and that reflect the executive’s skills and abilities, experience, responsibility, internal equity, performance and potential.  The Committee believes setting base salaries at this level allows us to attract, motivate and retain highly qualified executive officers while maintaining an appropriate cost structure.  However, other company-specific and executive-specific factors are equally if not more important in the final determination of base salary levels.

2009 Base Salary Determinations.  For 2009, the base salary and related adjustments for each named executive officer were as follows:

Named Executive Officer	Base Salary at January 1, 2009	Promotions Effective January 9, 2009	Base Salary Following Voluntary Reductions	Promotion Effective December 11, 2009	Base Salary at December 31, 2009
John D. Gottwald	$540,000	—	$405,000	—	$540,000
Kevin A. O’Leary	$215,016	—	—	$310,000	$310,000
Nancy M. Taylor	$317,328	$400,008	$340,008	—	$400,008
Duncan A. Crowdis	$244,400	$280,020	$246,402	—	$280,020
A. Brent King	$288,000	—	—	—	$288,000
D. Andrew Edwards	$298,680	—	—	—	—	(1)
______________

(1)	Mr. Edwards terminated his employment with Tredegar on December 11, 2009.

In light of the uncertain economic outlook for 2009, no merit-based base salary increases were provided to the named executive officers in 2009.  However, Ms. Taylor, Mr. Crowdis and Mr. O’Leary received promotional base salary increases in 2009.   Effective January 9, 2009, the Board appointed Ms. Taylor to serve as Executive Vice President of Tredegar in addition to her then-current position as President of the Film Products Division.  See “Recent Developments” below.  In addition, also effective January 9, 2009, the Board appointed Mr. Crowdis as Vice President of Tredegar.  He also continues to serve as President of the Aluminum Extrusions Division.  Mr. Edwards terminated his employment with Tredegar on December 11, 2009.  Effective on December 11, 2009, the Board appointed Mr. O’Leary to serve as Tredegar’s Vice President, Chief Financial Officer and Treasurer.  In all three cases, the amount of base salary increase was recommended by the Chief Executive Officer and approved by the Committee after considering all relevant factors, including the expansion of their roles, responsibilities and accountability, their performance and contribution to Tredegar, internal equity and the market median base salary for comparable positions at companies in the peer group.

Given our continued focus on cost reduction throughout 2009, Mr. Gottwald, Ms. Taylor and Mr. Crowdis recommended and the Committee approved temporary base salary reductions for Mr. Gottwald (25%), Ms. Taylor (15%) and Mr. Crowdis (12%).  These salary reductions were in effect from June 1, 2009 until the final pay period of 2009, at which time the Committee approved the reinstatement of base salaries for these three individuals to their previous levels.  The reinstatement decision was supported by the fact that we had achieved our 2009 cost reduction objectives and was influenced by the Committee’s desire to preserve salary competitiveness for its key leaders.

The Pearl Meyer study provided the following comparison of base salary relative to market data for each named executive officer identified below:

Named Executive Officer	2009 Tredegar Base Salary	2009 Market Base Salary (@ 50th Percentile)	Tredegar Base Salary v. Market(1)
John D. Gottwald	$540,000	$725,000	74%
Kevin A. O’Leary	$310,000	$337,000	92%
Nancy M. Taylor	$400,008	$425,000	94%
Duncan A. Crowdis	$280,020	$307,000	91%
A. Brent King	$288,000	$308,000	94%
D. Andrew Edwards	$298,680	$350,000	85%
______________

(1)
Calculated by dividing 2009 Tredegar Base Salary by 2009 Market Base Salary.  Based on advice from Pearl Meyer, we consider salaries to be aligned with our targeted market position as long as actual salaries are within plus or minus 10% of the specified market level (i.e., between 90% and 110% of the 50th percentile).

Bonuses

From time to time, we provide our executive officers with discretionary cash bonuses, which are intended to reward exemplary service to Tredegar.  For 2009, the Chief Executive Officer recommended and the Committee approved a cash bonus to Mr. Crowdis in the amount of $56,000.  This discretionary bonus was recommended and approved to acknowledge his significant contributions to our performance through his leadership as President of the Aluminum Extrusions Division.  In particular, the Committee noted Mr. Crowdis’ leadership of the Aluminum Extrusions Division’s successful efforts to reduce costs, manage working capital prudently and maintain employee morale amidst a very difficult business environment due to the continued economic recession, particularly in two key markets for the Aluminum Extrusions Division, the U.S. nonresidential construction and U.S. residential housing markets.

Annual Incentives

General.  Annual cash incentive opportunities serve to link executive rewards to our financial performance and the achievement of individual objectives.  Each year, we establish business plans for the forthcoming year that include financial, strategic and other goals for the Film Products Division, the Aluminum Extrusions Division and the company in general, and that are reviewed by the Board.  Annual incentive goals for the executive officers are set based on the approved business plans.

2009 Cash Incentive Plan.  For 2009, each named executive officer, other than Mr. Edwards whose award opportunities are discussed below, had the following award opportunities as a percentage of base salary under the 2009 Cash Incentive Plan:

Named Executive Officer(1)	Threshold Bonus %	Target Bonus %	Maximum Bonus %
John D. Gottwald	50%	100%	200%
Kevin A. O’Leary (following promotion to Chief Financial Officer)	25%	50%	100%
Kevin A. O’Leary (prior to promotion to Chief Financial Officer)	15.05%	35%	70%
Nancy M. Taylor	32.5%	65%	130%
Duncan A. Crowdis	22.5%	45%	90%
A. Brent King	25%	50%	100%
______________

(1)
In light of the voluntary base salary reductions for Ms. Taylor and Messrs. Gottwald and Crowdis, the Committee determined that, for purposes of determining the award opportunities for each of these named executive officers, the actual base salary paid in 2009 to each of these named executive officers would be used.

The Pearl Meyer study provided the following comparison of Tredegar’s annual incentive target opportunities (as a percentage of base salary) relative to market data for each named executive officer identified below:

Named Executive Officer	Tredegar Target	Market Target
John D. Gottwald	100%	74%
Kevin A. O’Leary (following promotion to Chief Financial Officer)	50%	55%
Kevin A. O’Leary (prior to promotion to Chief Financial Officer)	35%	38%
Nancy M. Taylor	65%	65%
Duncan A. Crowdis	45%	45%
A. Brent King	50%	49%

Mr. Gottwald’s target incentive opportunity as a percent of base salary is higher than the market target to account for the fact that his base salary remained low relative to market base salaries.  Mr. Gottwald’s base salary has historically been below market levels for chief executive officers at companies in the peer group.  Beginning in 2007, the Committee increased Mr. Gottwald’s base salary to bring it more in line with market pay levels.  The combination of Mr. Gottwald’s base salary and target incentive opportunity produces a total cash compensation opportunity that remains below the market 50th percentile.

As in prior years, the 2009 Cash Incentive Plan measured performance using a combination of financial performance and individual goals and objectives.  However, the financial performance threshold must be achieved before any incentives can be earned.  The following table sets forth the weightings applied to these categories in 2009 for each named executive officer identified below:

	2009 Cash Incentive Plan Weightings
Named Executive Officer	Corporate	Division	Individual
John D. Gottwald	50%	0%	50%
Kevin A. O’Leary (following promotion to Chief Financial Officer)	50%	0%	50%
Kevin A. O’Leary (prior to promotion to Chief Financial Officer)	0%	50%	50	%(1)
Nancy M. Taylor	0%	70%	30%
Duncan A. Crowdis	0%	70%	30%
A. Brent King	50%	0%	50%
______________

(1)	For Mr. O’Leary, 40% is attributable to objectives related to the Film Products Division finance team goals and 10% is attributable to individual performance.

For 2009, the Committee initially approved the use of economic profit added (or EPA) to measure financial performance.  We use EPA to measure the financial performance of our manufacturing operations.  The Committee believes that EPA is an effective and appropriate performance measure for incentive compensation at Tredegar because it reflects both income statement performance and capital discipline.

For each of the named executive officers, other than Ms. Taylor and Mr. Crowdis, EPA from manufacturing operations was measured based on our consolidated results; for Ms. Taylor, EPA was measured based on the performance of the Film Products Division, which Ms. Taylor led until her recent promotion as of January 31, 2010 (see “Recent Developments” below); and for Mr. Crowdis, EPA was measured based on the performance of the Aluminum Extrusions Division, which Mr. Crowdis leads.  The Committee believes that measuring EPA on a Division basis for Ms. Taylor and Mr. Crowdis and on a consolidated basis for the other named executive officers appropriately aligned incentive opportunities with each named executive officer’s scope of responsibility and accountability.

When setting the financial performance goals for the 2009 Cash Incentive Plan, the Committee, based on the recommendation of Pearl Meyer, reduced threshold performance levels and payout opportunities (in relation to target) as compared to past practice in order to result in a wider range of payout opportunities.  This change was implemented to take into account the uncertainty in the financial performance goal setting process.  The Committee reviewed and approved the performance targets for the 2009 Cash Incentive Plan based upon the likelihood of achievement, with the threshold set at 80-90% likelihood of achievement, the target set at 50-60% likelihood of achievement and the maximum set at 10-20% likelihood of achievement.

The EPA goals used for the 2009 Cash Incentive Plan were as follows:

	2009 EPA Targets ($ in Thousands)
	Threshold	Target	Maximum
Film Products Division EPA	$(15,938)	$(12,300)	$(7,583)
Aluminum Extrusions Division EPA	$(7,400)	$(4,200)	$(2,900)
Consolidated EPA	$(30,834)	$(24,433)	$(19,292)
Incentive Payout as % of Target	50%	100%	200%

Following the approval of the financial performance targets for the 2009 Cash Incentive Plan, Tredegar projected that, based on the then-current forecast, the Film Products Division would be very close to achieving an increase in EPA that would result in incentive payouts at the maximum level for the Film Products Division and Corporate (Corporate’s EPA goal is a weighted consolidation of the EPA goals for the Film Products Division and the Aluminum Extrusions Division).  To ensure that the strong EPA results at the Film Products Division also translated into appropriate increases in EBIT (for Corporate) and operating profit (for the Film Products Division), the Committee, based on the recommendation of the management teams of the Film Products Division and Corporate, approved the addition of operating profit (for the Film Products Division) and consolidated adjusted EBIT (for Corporate) as additional financial performance measures under the 2009 Cash Incentive Plan for the named executive officers.  For the named executive officers, other than Ms. Taylor and Mr. Crowdis, adjusted EBIT, based on Tredegar’s consolidated results, was added.  For Ms. Taylor, operating profit, based on the performance of the Film Products Division, was added.  These additional financial performance targets would be used for determining incentive payouts only if the maximum EPA goals were achieved for the Film Products Division and Corporate.  If the maximum EPA goals were not achieved, incentive payouts would be based on the threshold and target EPA goals initially set by the Committee for the Film Products Division and Corporate.  If the maximum EPA goals were achieved by the Film Products Division and Corporate, the maximum incentive payouts would be reduced by 25%, with an opportunity to earn back up to the full amount of the reduction through the achievement of the additional financial performance measure.

The Committee set threshold, target and maximum goals for Film Products Division operating profit ($46,029, $49,066 and $52,103, respectively ($ in thousands)), and Corporate consolidated adjusted EBIT ($26,684, $37,592 and $48,500, respectively ($ in thousands)).  Once the maximum EPA goals were achieved for the Film Products Division and Corporate, the named executive officers would be entitled to earn back up to the full 25% reduction as follows:  achievement of threshold resulted in 0% earn back; achievement of target resulted in an earn back of 12.5%; and achievement of maximum resulted in an earn back of 25%.

For purposes of the 2009 Cash Incentive Plan, the following definitions applied to the financial performance measures:

•
EPA excludes from earnings unusual items and losses associated with plant shutdowns, asset impairments and restructurings, gains from the sale of assets, investment write-downs, gains and losses from non-manufacturing operations, stock option charges under FASB Accounting Standards Codification™ Topic 718, Compensation – Stock Compensation (formerly SFAS 123(R)), pension income or expense for the Retirement Income Plan and other special items that may be recognized or accrued under U.S. generally accepted accounting principles.  The accounting principles used in determining EPA are applied on a consistent basis with the immediately prior year, with exceptions approved by our Chief Executive Officer and Chief Financial Officer.

In addition, for the purpose of calculating EPA in 2009, EPA excluded the following items:

•	discretionary bonuses since amounts are unpredictable, uncontrollable at the management level and possibly significant; and

•	accounting charges for performance stock unit awards to our Chief Executive Officer.

We also use this definition of EPA for the purpose of determining Performance Unit awards.

•
Adjusted EBIT excludes from earnings unusual items and losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, investment write-downs or write-ups, charges related to stock option awards accounted for under the fair value-based method and other items that may be recognized or accrued under U.S. generally accepted accounting principles.

In addition to these financial performance goals, the Committee included individual performance goals in determining an executive officer’s incentive payments under the 2009 Cash Incentive Plan.  Individual performance categories for our Chief Executive Officer included: (1) the development, implementation and execution of strategies at both corporate and operating company levels, (2) company financial and operational results, (3) organizational stability and effectiveness, and (4) succession planning and management development.  With respect to the other executive officers, individual performance metrics were drawn from the following categories:  budgets, compliance objectives, successor development objectives, risk management objectives, strategic investment objectives, operating profit, cost reductions, development of strategic plans, process improvement, and organizational effectiveness.  Specific measurements are assigned to each individual performance objective early in the year for which the performance will be measured and results are determined based on the assessment of the degree of accomplishment of each objective.  The Committee does not apply a precise formula in linking individual results to incentive payment amounts, but rather uses these accomplishments, or lack of accomplishments, to determine the incentive amount applicable to the individual component of the formula, up to 100% of the weighting for the individual component.

For 2009, Film Products Division EPA and consolidated EPA for Corporate were $4,462 and $(13,724), respectively ($ in thousands), and, therefore, in excess of their respective maximum EPA goals.  As a result, the Committee looked to the additional financial performance measures.  Film Products Division operating profit was $62,964 ($ in thousands) and consolidated adjusted EBIT for Corporate was $44,551 ($ in thousands).  With respect to Corporate, payments in excess of the target level were determined based on a straight line interpolation of consolidated adjusted EBIT between the target and maximum level.  The Committee approved the following incentive payments for each named executive officer identified below:

Named Executive Officer	Percent of Base Salary	Dollar Value of Annual Incentive
John D. Gottwald	190.9%	$891,495
Kevin A. O’Leary (following promotion to Chief Financial Officer)	8.0%	$24,664
Kevin A. O’Leary (prior to promotion to Chief Financial Officer)	64%	$140,725
Nancy M. Taylor	130%	$477,760
A. Brent King	95.5%	$274,967

In the case of Ms. Taylor and Messrs. O’Leary and King, these amounts were determined based on the incentive formula for financial performance and the Chief Executive Officer’s assessment of Ms. Taylor’s and Messrs. O’Leary’s and King’s performance relative to their individual goals and objectives.  In the case of Mr. Gottwald, the amount was determined based on the incentive formula for financial performance and the Board’s assessment of Mr. Gottwald’s performance relative to his individual goals and objectives.  The Committee reviewed and confirmed Tredegar’s performance results before approving payouts under the 2009 Cash Incentive Plan.

Because EPA goals were not achieved for the Aluminum Extrusions Division, Mr. Crowdis received no incentive payment under the 2009 Cash Incentive Plan.  However, as noted above under “Bonuses,” the Committee awarded Mr. Crowdis a discretionary bonus for 2009 in an amount less than the threshold opportunity that Mr. Crowdis had under the 2009 Cash Incentive Plan.

For 2009, the Committee approved special provisions for Mr. Edwards under the 2009 Cash Incentive Plan.  Specifically, the Committee based Mr. Edwards’ annual incentive opportunity on the attainment of specific functional goals that related to the additional responsibilities that he undertook while he was still Tredegar’s Chief Financial Officer, rather than consolidated EPA and consolidated adjusted EBIT.  In 2009, Mr. Edwards had the following award opportunities under the 2009 Cash Incentive Plan, which the Committee believed were consistent with market data for opportunities related to the additional responsibilities undertaken by Mr. Edwards:

Named Executive Officer	Threshold	Target	Maximum
D. Andrew Edwards	$75,000	$150,000	$300,000

Mr. Edwards was eligible for payments under the 2009 Cash Incentive Plan for the achievement of certain goals.   Mr. Edwards earned and was paid $25,000 for the successful transition of certain of his financial reporting responsibilities.  Mr. Edwards terminated his employment with Tredegar on December 11, 2009 and received no additional incentive payments under the 2009 Cash Incentive Plan.

Long-Term Incentives

Long-term incentives, primarily equity-based awards, are an important element of our compensation program.  The 2004 Plan allows for the granting of stock options, restricted stock, stock appreciation rights and other equity awards based on Tredegar common stock, as well as performance-based long-term incentive cash awards.  We believe long-term incentives, such as those permitted by the 2004 Plan, promote our success by focusing employee efforts on achieving those performance goals that lead to long-term growth of shareholder value.

The 2004 Plan reserved 2,000,000 shares for use by the Committee in providing equity-based long-term incentive awards to executive officers, employees, and other individuals providing valuable services to Tredegar or our subsidiaries.  In addition, to recognize the different economic impact of certain option awards and non-option awards, no more than an aggregate of 1,000,000 shares may be granted under the 2004 Plan in the form of non-option awards (e.g., shares issued as stock awards or in settlement of stock units).  For a further discussion of the 2004 Plan, see “Compensation of Executive Officers — Tredegar Corporation Amended and Restated 2004 Equity Incentive Plan” on page 46 of this proxy statement.

In 2008, the Committee reviewed and considered various forms and methods of providing long-term incentive compensation opportunities to the named executive officers.  After considering factors such as pay and performance alignment, shareholder alignment, retention goals, accounting cost, share usage, shareholder dilution, the ratio of short-term and long-term compensation, tax implications, peer group practices, and market trends, the Committee approved the use of performance stock units (or Performance Units) and stock options under our 2004 Plan.  Performance Units are an unfunded promise to deliver shares of common stock in the future upon achievement of both performance and service conditions.

In 2009, Pearl Meyer recommended and the Committee approved a modification to the annual equity grant mix to include 25% in the form of service-based restricted stock with three-year cliff vesting, 50% in the form of stock options and 25% in the form of Performance Units.  The inclusion of service-based restricted stock was intended to further balance the performance and retention objectives of the long-term incentive program and to create additional stock ownership opportunities for executives to further align their interests with shareholders.

The specific number of restricted shares, stock options and Performance Units is generally based on converting a competitive annual equity grant value into an appropriate number of shares for each form of equity being awarded.  For conversion purposes, restricted stock is valued using the stock price at the time the conversion is performed, stock options are valued using the Black-Scholes Option Pricing Model, and Performance Units are valued by applying a discount to the stock price at the time the conversion is performed to account for the additional risk inherent in the performance-based vesting structure.  For 2009, the performance stock units were valued at 80% of the stock price (a discount of 20%).  However, grant levels are then adjusted up or down based on a variety of factors including but not limited to our performance, the executive’s performance, internal equity, the resulting annual grant rate, and share availability under the 2004 Plan.

2009 Performance Units.  Based upon the considerations described above, in 2009 the Committee approved the following Performance Unit grants to each named executive officer identified below:

Named Executive Officer	Performance Measure	Grant Date	Award	Grant Date Fair Value of Award
John D. Gottwald	2010 Consolidated EPA from Operations	2/18/09	22,000	$398,640
Kevin A. O’Leary	2010 Consolidated EPA from Operations	2/18/09	3,000	$54,360
Nancy M. Taylor	2010 Consolidated EPA from Operations	2/18/09	7,850	$142,242
Duncan A. Crowdis	2010 Consolidated EPA from Operations	2/18/09	4,150	$75,198
A. Brent King	2010 Consolidated EPA from Operations	2/18/09	4,200	$76,104

Each of the named executive officers identified above received a grant of Performance Units tied to 2010 consolidated EPA from manufacturing operations goals; if the performance criteria for 2010 for the 2010 consolidated EPA from manufacturing operations goals are satisfied, the Performance Units earned will vest and be settled in shares of Tredegar common stock on March 31, 2011. The Committee believes that this design effectively balances the performance and retention objectives of the long-term incentive program.

Mr. Edwards was not granted Performance Units in 2009.  In anticipation of the change in Mr. Edwards’ role at Tredegar, the Committee intended to develop a new long-term incentive program for Mr. Edwards based on his new role.  However, the Committee did not take action in 2009 to develop a program for Mr. Edwards prior to the date he terminated his employment with Tredegar.

2008 Performance Units.  In 2008, the Committee awarded Performance Units based on the achievement of the 2009 consolidated EPA from manufacturing operations target (50%) and the 2009 earnings per share (EPS) target of $1.25 per share (50%).  Neither the EPA target nor the EPS target was achieved in 2009.  As a result, the participants did not earn any of the Performance Units contingent upon 2009 EPA performance and EPS.

Stock Options.  During 2009, the Committee also approved the following non-qualified stock option grants to each named executive officer identified below:

Named Executive Officer	Grant Date	Award	Grant Date Fair Value of Award
John D. Gottwald	2/18/09	100,000	$753,000
Kevin A. O’Leary	2/18/09	7,000	$49,210
Nancy M. Taylor	2/18/09	37,500	$282,375
Duncan A. Crowdis	2/18/09	19,500	$146,835

These stock options vest two years from the date of grant, provided the named executive officer is employed or provides services to Tredegar on the vesting date, and have a seven-year term.  The Committee approves stock option awards only following receipt of advice that we are not in possession of material non-public information.  Furthermore, we do not time or plan to time our release of material non-public information for the purpose of affecting the value of executive compensation.

Mr. Edwards was not granted stock options in 2009 for the reasons discussed above.  Mr. King was not granted stock options in 2009 as the Committee awarded him stock options in connection with his appointment as an executive officer at the end of 2008.

Restricted Stock.  During 2009, the Committee also approved the following service-based restricted stock grants to each named executive officer identified below:

Named Executive Officer	Grant Date	Award	Grant Date Fair Value of Award
John D. Gottwald	2/18/09	18,000	$326,160
Nancy M. Taylor	2/18/09	6,450	$116,874
Duncan A. Crowdis	2/18/09	3,350	$60,702
A. Brent King	2/18/09	2,500	$45,300

The shares of restricted stock vest and become nonforfeitable three years from the date of grant. Upon the issuance of the shares on the date of grant, the named executive officer listed above will be entitled to vote the shares and will be entitled to receive, free of all restrictions, ordinary cash dividends.

Mr. Edwards was not awarded service-based restricted stock in 2009 for the reasons discussed above.  Mr. O’Leary was not awarded service-based restricted stock as he was not an executive officer at the time awards were made by the Committee.

Total Compensation

The Pearl Meyer study provided the following comparison of Tredegar’s 2009 total compensation relative to market data for each named executive officer identified below.  For purposes of the following table, total compensation includes base salary as of December 31, 2009, payouts under the 2009 Cash Incentive Plan, Mr. Crowdis’ discretionary bonus and the grant date fair value of 2009 long-term incentives.

Named Executive Officer(2)	2009 Tredegar Total Compensation	2009 Market Total Compensation (@ 50th Percentile)	Tredegar Total Compensation v. Market(1)
John D. Gottwald	$2,437,530	$2,652,000	92%
Nancy M. Taylor	$1,244,517	$1,021,000	122%
Duncan A. Crowdis	$525,044	$540,000	97%
A. Brent King	$608,267	$633,000	96%
D. Andrew Edwards	$320,804	$777,000	41%
______________

(1)
Calculated by dividing 2009 Tredegar Total Compensation by 2009 Market Total Compensation.  Ms. Taylor’s total 2009 compensation exceeds 110% of the 50th percentile market level as a result of the Film Products Division achieving its maximum EPA and operating profit goals, which resulted in Ms. Taylor receiving an annual incentive bonus at the maximum level.

(2)
Mr. O’Leary became an executive officer on December 11, 2009.  The Committee did not review market data with respect to Mr. O’Leary’s 2009 compensation as Vice President, Finance of the Film Products Division.  The Committee only reviewed market data with respect to Mr. O’Leary for purposes of determining his base salary as Tredegar’s Vice President, Chief Financial Officer and Treasurer.

Other Benefits for Chief Executive Officer and Executive Officers

In addition to the cash and equity compensation discussed above, we provide our Chief Executive Officer and other named executives with the same benefits package available to all of our salaried employees.  When setting and determining annual compensation, the Committee reviews and considers all elements of compensation, including the benefits listed below:

•	health and dental insurance (portion of costs);

•	basic life insurance;

•	long-term disability insurance;

•	Savings Plan and Savings Plan Benefit Restoration Plan (401(k) plan); and

•	Tredegar Corporation Retirement Income Plan (defined benefit pension plan) (the Pension Plan).

We have also historically provided to a limited number of key executives, including Messrs. Gottwald and Scher (each of whom is our former Chief Executive Officer and currently a director), a supplemental executive retirement program, or “SERP,” known as the Tredegar Corporation Retirement Benefit

Restoration Plan.  See “Pension Benefits” beginning on page 48 of this proxy statement for additional information.  Effective December 31, 2005, however, we terminated further participation in our SERP and froze benefit accruals for existing participants as part of our efforts to maintain an appropriate cost structure.

We do not provide executives with additional perquisites that many companies have used as additional compensation, such as:

•	company cars or vehicle allowances;

•	personal use of corporate assets; and

•	company-funded deferred compensation programs.

We do not believe that these types of programs are currently needed to attract, motivate and retain highly qualified executive officers.

As has been our practice, we do not currently have employment agreements with any of our executive officers.  We do, however, enter into severance agreements with executive officers from time to time.  For example, we entered into a severance agreement with Mr. Edwards in connection with the additional responsibilities that he agreed to undertake prior to his resignation, and we recently entered into a severance agreement with Ms. Taylor in connection with her promotion to serve as Tredegar’s President and Chief Executive Officer.  See “Recent Developments” below.  In each case, we believed that it was appropriate to provide reasonable employment protection to these executive officers during their respective transitions to duties at Tredegar given the difficulty of attracting and retaining high quality leaders, as well as their respective long tenures with Tredegar, which give them a unique company perspective, and the significant contributions they had made and were expected to continue to make to Tredegar.

Mr. Edwards voluntarily terminated his employment with Tredegar on December 11, 2009 to accept another position.  As a result, no payments were made to Mr. Edwards under his severance agreement.

Corporate Tax and Accounting Considerations

The Internal Revenue Code disallows corporate tax deductions for executive compensation in excess of $1 million for any of our Chief Executive Officer or our next three most highly-compensated officers (other than the Chief Financial Officer).  Internal Revenue Code Section 162(m) allows certain exemptions to the deduction cap, including pay programs that depend on formulas and, therefore, are “performance-based.”

The Committee considers the deductibility of compensation when reviewing and approving pay levels and pay programs, but reserves the right to award compensation that is not deductible under Section 162(m) if it is determined to be in the best interests of Tredegar and our shareholders.  At the present time, we are not at risk of losing a deduction under Section 162(m) because no individual covered by the law receives compensation in excess of $1 million.

As noted above, we attempt to operate in a manner that maintains an appropriate cost structure.  As part of our efforts, we regularly review the accounting treatment of different forms of compensation, including the forms of awards available under the 2004 Plan, to determine which forms of awards, if any, (1) serve to motivate appropriately our executive officers to enhance shareholder value and (2) enable us to operate within an appropriate cost structure.

Recent Developments

On November 30, 2009, we announced that Mr. Gottwald would retire as Tredegar’s President and Chief Executive Officer, effective as of January 31, 2010, and that Ms. Taylor would succeed Mr. Gottwald as

Tredegar’s President and Chief Executive Officer, effective as of January 31, 2010.  In connection with her appointment, the Committee approved an increase to Ms. Taylor’s base salary from $400,008 to $700,000, effective as of January 31, 2010.  The Committee determined Ms. Taylor’s base salary based on her qualifications and prior performance, the position’s scope of responsibility and accountability to Tredegar, and the market median base salary for the position of chief executive officer in companies in the peer group.  As noted above, Mr. Gottwald’s base salary had historically been below market levels for chief executive officers in the peer group.  Beginning in 2007, the Committee increased Mr. Gottwald’s base salary to bring it more in line with market pay levels.  However, prior to his retirement on January 31, 2010, Mr. Gottwald’s base salary remained below market, and the Committee determined that it was appropriate to provide Ms. Taylor with a higher, market competitive base salary.  Ms. Taylor’s base salary represents 97% of the 50th percentile market level base salary of $725,000.

In addition, as noted above, we entered into a severance agreement with Ms. Taylor.  The severance agreement:

•	has a five-year term that does not automatically renew;

•
generally limits the payment to Ms. Taylor upon her resignation with good reason or termination without cause to two times the sum of her base salary and target bonus under the annual cash incentive plan (prorated in the event of her resignation not involving a change in control of Tredegar);

•	includes a “double trigger” in the event of a change in control of Tredegar; and

•	does not provide for tax gross-ups.

The Committee believes that the terms of the severance agreement with Ms. Taylor are reasonable and are consistent with evolving market norms for such agreements.  For further description of this severance agreement, see “Compensation of Executive Officers — Severance Agreement”  beginning on page 44 of this proxy statement.

Risk Analysis of Executive Compensation Program

In 2009, the Committee asked management to undertake a risk assessment of Tredegar’s compensation programs, including our executive compensation program, and asked Pearl Meyer to review the assessment.  The finding of the assessment was that our compensation programs do not incentivize our named executive officers to take risks that are reasonably likely to have a material adverse effect on Tredegar.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has the overall responsibility of evaluating the performance and determining the compensation of the Chief Executive Officer and approving the compensation structure for Tredegar’s other executive officers.  In fulfilling its responsibilities, the Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management.  Based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this proxy statement.

Executive Compensation Committee:

Richard L. Morrill, Chairman
Donald T. Cowles
George A. Newbill

February 10, 2010

COMPENSATION OF EXECUTIVE OFFICERS

This table shows information with respect to the total compensation of our Chief Executive Officer, our Chief Financial Officer and the three other highest compensated executive officers for their services to Tredegar for the fiscal years ended December 31, 2009, 2008 and 2007.  This table includes information for Mr. Edwards who would have been included in this table had he been an executive officer as of December 31, 2009 (see Note (17) to this table).

Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus($)		Stock Awards($)(1)	Option Awards($)(2)	Non-Equity Incentive Plan Compen-sation($)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings($)		All Other Compen-sation($)		Total($)
John D. Gottwald	2009	466,875	-0-		220,142	632,438	891,495	165,192	(5)	32,146	(11)	2,561,738
President and Chief								153,450	(6)
Executive Officer(4)	2008	510,000	-0-		157,345	252,500	294,700	56,562	(7)	32,394		1,333,000
								29,499	(8)
	2007	347,500	100,000		244,309	-0-	-0-	21,573	(9)	22,543		735,925
								-0-	(10)
Kevin A. O’Leary	2009	221,973	30,000	(13)	-0-	36,979	165,389	-0-	(14)	11,082	(11)	465,423
Vice President, Chief	2008	53,754	20,000	(13)	-0-	1,931	-0-	-0-	(14)	2,150		77,835
Financial Officer and
Treasurer(12)
Nancy M. Taylor	2009	367,508	-0-		55,782	214,439	477,760	79,939	(5)	23,880	(11)	1,219,308
President and Chief	2008	314,333	75,000		22,320	87,411	-0-	36,295	(7)	20,499		555,858
Executive Officer(15)	2007	296,094	30,000		133,463	69,964	82,142	13,175	(9)	19,353		644,191
Duncan A. Crowdis	2009	261,507	56,000		63,097	113,380	-0-	56,306	(5)	16,664	(11)	566,954
Vice President, and	2008	242,593	-0-		67,268	47,991	76,405	48,596	(7)	23,400		506,253
President, Aluminum	2007	227,558	60,000		33,634	42,248	-0-	62,929	(9)	14,467		440,836
Extrusions
A. Brent King	2009	288,000	-0-		40,909	55,100	274,967	-0-	(14)	11,472	(11)	670,448
Vice President,	2008	58,000	-0-		2,636	6,888	-0-	-0-	(14)	1,440		68,964
General Counsel and
Secretary(16)
D. Andrew Edwards	2009	278,228	-0-		41,740	-0-	25,000	83,413	(5)	23,809	(11)(18)	452,190
Vice President, Chief	2008	295,863	-0-		97,866	63,324	81,501	26,429	(7)	19,370		584,353
Financial Officer and	2007	278,708	95,000		58,044	46,643	-0-	15,555	(9)	18,299		512,249
Treasurer(17)

______________

(1)           Represents the grant date fair value computed in accordance with FASB Accounting Standards Codification™ Topic 718, Compensation – Stock Compensation (formerly SFAS 123(R)).  For purposes of calculating these amounts, we have used the same assumptions used for financial reporting purposes under GAAP.  For a description of the assumptions we used, see Note 1 to our financial statements, which is included in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2009, 2008 and 2007, and are incorporated by reference into this proxy statement.

(2)           Represents the grant date fair value computed in accordance with FASB Accounting Standards Codification™ Topic 718, Compensation – Stock Compensation (formerly SFAS 123(R)).  For purposes of calculating these amounts, we have used the same assumptions used for financial reporting purposes under GAAP.  For a description of the assumptions we used, see Note 1 to our financial statements, which is included in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2009, 2008 and 2007, and are incorporated by reference into this proxy statement.  The actual value a named executive officer may receive depends on market prices, and there can be no assurance that the amounts reflected in the Option Awards column will actually be realized.  No gain to a named executive officer is possible without an appreciation in stock value.

(3)           Represents cash awards to the named executive officers under Tredegar’s annual incentive plans for 2009, 2008 and 2007.

(4)           Mr. Gottwald retired as President and Chief Executive Officer of Tredegar on January 31, 2010.  Tredegar’s Board elected Ms. Taylor to succeed Mr. Gottwald as President and Chief Executive Officer upon his retirement.

(5)           This amount represents the change in actuarial present value in the Tredegar Corporation Retirement Income Plan (or the Pension Plan), from December 31, 2008 to December 31, 2009.

(6)           This amount represents the change in actuarial present value of Mr. Gottwald’s benefit under the Tredegar Corporation Retirement Benefit Restoration Plan (or the Restoration Plan) from December 31, 2008 to December 31, 2009.  Mr. Gottwald is the only named executive officer who participates in the Restoration Plan.  Benefit accruals and the benefit available under the Restoration Plan were frozen as of December 31, 2005.

(7)           This amount represents the change in actuarial present value in the Pension Plan, from December 31, 2007 to December 31, 2008.

(8)           This amount represents the change in actuarial present value of Mr. Gottwald’s benefit under the Restoration Plan from December 31, 2007 to December 31, 2008.

(9)           This amount represents the change in actuarial present value in the Pension Plan from December 31, 2006 to December 31, 2007.

(10)         The actuarial present value of Mr. Gottwald’s benefit under the Restoration Plan decreased by $10,697 from December 31, 2006 to December 31, 2007.

(11)         These amounts include the following:

Name	Matching Contributions under the Tredegar Corporation Retirement Savings Plan($)	Matching Contributions under the Tredegar Corporation Savings Plan Benefit Restoration Plan($)	Dividends on Shares in the Tredegar Corporation Savings Plan Benefit Restoration Plan($)	Dividends on Shares of Restricted Stock($)	Total($)
John D. Gottwald	14,475	13,538	1,973	2,160	32,146
Kevin A. O’Leary	11,082	-0-	-0-	-0-	11,082
Nancy M. Taylor	14,700	7,351	415	1,414	23,880
Duncan A. Crowdis	11,633	4,058	171	802	16,664
A. Brent King	10,452	-0-	-0-	1,020	11,472
D. Andrew Edwards	13,441	3,598	386	640	18,065

(12)         Mr. O’Leary was hired on October 1, 2008 as Director, Global Finance, of the Film Products Division.  He replaced Mr. Edwards as Vice President, Chief Financial Officer and Treasurer of Tredegar upon Mr. Edwards’ resignation on December 11, 2009.

(13)         Mr. O’Leary was paid a signing bonus that was paid in two installments.

(14)         Neither Mr. O’Leary nor Mr. King is eligible to participate in the Pension Plan.

(15)         Ms. Taylor was elected President and Chief Executive Officer upon Mr. John Gottwald’s retirement on January 31, 2010.  Prior to her election as President and Chief Executive Officer, Ms. Taylor served as Executive Vice President and as President of our Tredegar Film Products Division.

(16)         Mr. King was hired as Vice President, General Counsel and Secretary on October 20, 2008.

(17)         Mr. Edwards resigned his position of Vice President, Chief Financial Officer and Treasurer on December 11, 2009.  Tredegar’s Board elected Mr. Kevin A. O’Leary Vice President, Chief Financial Officer and Treasurer upon Mr. Edwards’ resignation.

(18)         This amount includes $5,744 paid to Mr. Edwards for his unused 2009 vacation upon his resignation.

Severance Agreement

Effective January 31, 2010, we entered into a Severance Agreement (or the Agreement) with Ms. Taylor.

If Ms. Taylor is terminated without cause (as defined in the Agreement) or resigns with good reason (as defined in the Agreement), during the 90-day period before a change in control (as defined in the Agreement), or before the second anniversary of a change in control, she will be entitled to a payment equal to two times her base salary plus two times her target bonus (as defined in the Agreement).  If Ms. Taylor is terminated without cause or resigns with good reason at other times, she will be entitled to a payment equal to two times her base salary plus a pro rata amount of her target bonus.

Upon a termination without cause or resignation with good reason, outstanding options will become exercisable and remain exercisable for the terms set forth in the relevant option agreement, outstanding restricted stock awards will be vested, and outstanding stock units will be vested and settled with a cash payment.  However, outstanding options, restricted stock and stock units that vest based on the attainment of performance objectives will remain outstanding and will vest or become exercisable only to the extent that the performance objectives are achieved.

If Ms. Taylor is terminated without cause or resigns with good reason, she also will be entitled to reimbursement of premiums paid for continued health plan coverage under COBRA for up to 18 months of coverage.

In addition, under the terms of the Agreement and in consideration of the payments set forth in the Agreement, Ms. Taylor covenants not to compete with Tredegar for a two-year period after her termination or resignation, subject to limited exceptions, as a principal, agent, employee, employer, consultant, or otherwise, or in any other individual or representative capacity, directly or indirectly, or to render any services for a competitor (as defined in the Agreement) that are substantially similar to or the same as those Ms. Taylor provided to Tredegar.

The Agreement has an initial term that ends on January 30, 2015.  However, if a change in control occurs during the term of the Agreement, the term of the Agreement will end on the later of January 30, 2015 or the day before the second anniversary of the change in control.

Grants of Plan-Based Awards

The following table presents information regarding grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2009.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold	Target	Maximum	Target
		($)	($)	($)	(#)
John D. Gottwald		270,000	540,000	1,080,000
	2/18/2009				22,000	(3)					398,640
	2/18/2009						18,000	(4)			326,160
	2/18/2009								100,000	18.12	753,000
Kevin A. O’Leary		33,169	77,137	154,274
	2/18/2009				3,000	(3)					54,360
	2/18/2009						-0-		7,000	18.12	49,210
Nancy M. Taylor		130,003	260,005	520,010
	2/18/2009				7,850	(3)					142,242
	2/18/2009						6,450	(4)			116,874
	2/18/2009								37,500	18.12	282,375
Duncan A. Crowdis		63,005	126,009	252,018
	2/18/2009				4,150	(3)					75,198
	2/18/2009						3,350	(4)			60,702
	2/18/2009								19,500	18.12	146,835
A. Brent King		72,000	144,000	288,000
	2/18/2009				4,200	(3)					76,104
	2/18/2009						2,500	(4)			45,300
									-0-	-0-	-0-
D. Andrew Edwards		75,000	150,000	300,000	-0-		-0-		-0-	-0-	-0-
______________

(1)           Represents the annual incentive opportunities under the 2009 Cash Incentive Plan.  The actual amount paid to each named executive officer under the 2009 Cash Incentive Plan is included under “Summary Compensation Table – Non-Equity Incentive Plan Compensation” above.

(2)           Represents options granted to each named executive officer under the 2004 Plan.

(3)           Represents Performance Units granted in 2009.

(4)           Represents restricted stock awards granted in 2009.

(5)           Mr. Edwards resigned his employment with us on December 11, 2009.  As discussed above, special provisions were approved for Mr. Edwards under the 2009 Cash Incentive Plan.  The actual amount paid to Mr. Edwards is included under “Summary Compensation Table – Non-Equity Incentive Plan Compensation” above.

Tredegar Corporation Amended and Restated 2004 Equity Incentive Plan

Tredegar Corporation has the Amended and Restated 2004 Equity Incentive Plan (or the 2004 Plan), which our shareholders approved.  The purposes of the 2004 Plan are to assist in recruiting and retaining the services of individuals with high ability and initiative, provide greater incentives for employees and other individuals who provide valuable services to us and our subsidiaries and associate the interests of those persons with those of Tredegar and our shareholders.

2009 Grants

During 2009, we made grants of performance-based stock units (or Performance Units) under the 2004 Plan to the named executive officers.  Performance Units are an unfunded promise to deliver shares of common stock in the future upon achievement of both performance and service conditions.  We also made grants of non-qualified stock options under the 2004 Plan to the named executive officers.  These option grants had two year vesting and a seven year term.  We also made restricted stock awards under the 2004 Plan to the named executive officers.  These restricted stock awards vest three years from the date of award as long as the named executive officer continues as an employee on the vesting date.

For a further discussion of the Performance Units, restricted stock and stock options granted to the named executive officers in 2009, see “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentives” beginning on page 36 of this proxy statement.

2009 Cash Incentive Plan

We adopted an annual incentive compensation plan for 2009 (payable in early 2010) for executive officers and certain other key employees of Tredegar and our subsidiaries (or the 2009 Cash Incentive Plan).  For a further discussion of the 2009 Cash Incentive Plan, see “Compensation Discussion and Analysis — Elements of Compensation — Base Salaries and Annual Incentives -— Annual Incentives”  beginning on page 31 of this proxy statement.

Outstanding Equity Awards At Fiscal Year-End

The following table presents information regarding the number and value of stock option awards and stock awards for the named executive officers outstanding as of the fiscal year ended December 31, 2009.

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options		Option Exercise Price(3)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#) Exercisable	(#) Unexercisable		($)		(#)		($)	(#)		($)
John D. Gottwald	-0-	100,000	(1)	15.80	2/21/2015	18,000	(6)	284,760	40,000	(4)	632,800
	-0-	100,000	(2)	18.12	2/18/2016				22,000	(5)	348,040
Kevin A. O’Leary	-0-	6,000	(7)	14.06	11/17/2015	-0-		-0-	2,500	(4)	39,550
	-0-	7,000	(2)	18.12	2/18/2016				3,000	(5)	47,460
Nancy M. Taylor	22,500	-0-		15.11	3/7/2013	6,450	(6)	102,039	12,000	(4)	189,840
	-0-	30,000	(1)	15.80	2/21/2015				7,850	(5)	124,187
	-0-	37,500	(2)	18.12	2/18/2016
Duncan A. Crowdis	15,000	-0-		15.11	3/7/2013	3,350	(6)	52,997	7,000	(4)	110,740
	-0-	18,000	(1)	15.80	2/21/2015				4,150	(5)	65,653
	-0-	19,500	(2)	18.12	2/18/2016
A. Brent King	-0-	20,000	(7)	14.06	11/17/2015	2,500	(6)	39,550	4,500	(4)	71,190
									4,200	(5)	66,444
D. Andrew Edwards(8)	-0-	-0-		N/A	-0-	-0-		-0-	-0-		-0-
______________

(1)           The stock options became exercisable on February 21, 2010.

(2)           The stock options become exercisable on February 18, 2011.

(3)           In accordance with the stock option plans under which the shares indicated in the table were granted, the per share exercise price for the stock options was not less than the fair market value of the shares of Tredegar common stock on the date of the grant of the option, as determined by the closing price as reported on the New York Stock Exchange composite tape on that date.

(4)           These Performance Units were tied to the 2009 consolidated EPA from manufacturing operations target (50%) and the 2009 earnings per share (EPS) target of $1.25 per share (50%).  As neither the EPA target nor the EPS target was achieved in 2009, none of the Performance Units were earned.

(5)           These Performance Units are tied to 2010 consolidated EPA from manufacturing operations goals; if the performance criteria for 2010 are satisfied, the shares will be earned by the named executive officer and will vest on March 31, 2011.

(6)           The shares of restricted Tredegar common stock will vest on February 18, 2012.

(7)           The stock options become exercisable on November 17, 2010.

(8)           Mr. Edwards resigned his employment with us on December 11, 2009 and forfeited all unvested stock options and stock awards.

Option Exercises and Stock Vested

The following table presents information concerning the exercise of stock options and vesting of stock (including restricted stock, performance stock units or other similar instruments) for the named executive officers during the fiscal year ended December 31, 2009.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
John D. Gottwald	-0-	-0-	18,691	248,964
Kevin A. O’Leary	-0-	-0-	-0-	-0-
Nancy M. Taylor	-0-	-0-	8,000	138,560
Duncan A. Crowdis	-0-	-0-	5,000	86,600
			6,355	84,649
A. Brent King	-0-	-0-	-0-	-0-
D. Andrew Edwards	-0-	-0-	8,000	138,560
			7,008	93,348

Pension Benefits

The following table presents information as of December 31, 2009 concerning each of our defined benefit plans that provide for payments or other benefits to the named executive officers at, following or in connection with retirement. Neither Mr. O’Leary nor Mr. King is eligible to participate in the Pension Plan.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)
		(#)	($)
John D. Gottwald(2)	Pension Plan	31	934,468
	Restoration Plan	27	832,512
Nancy M. Taylor	Pension Plan	18	372,790
Duncan A. Crowdis	Pension Plan	10.9167	236,471	(3)
D. Andrew Edwards(4)	Pension Plan	17	367,113

______________

(1)           For purposes of computing the actuarial present value of the accrued benefit payable to the named executive officers, we have used the following assumptions:

	12/31/2007	12/31/2008	12/31/2009
Discount Rate	6.25%	6.50%	5.75% (Pension Plan) 5.50% (Restoration Plan)
Mortality Table	RP-2000 Combined Healthy Mortality Table, projected with Scale AA to 2008
Retirement Age	Age 60, or current age, if older
Preretirement Decrements	None
Payment Option	Single life annuity with five years of benefits guaranteed

For a description of the assumptions we used, see Note 11 to our financial statements and the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Pension Benefits,” both of which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and incorporated by reference into this proxy statement.

(2)           Benefit accruals and the benefit available under the Restoration Plan were frozen as of December 31, 2005.

(3)           The Present Value of Mr. Crowdis’ Accumulated Benefit is based solely upon the benefit amount payable under the Pension Plan.  It excludes his benefit under his prior plans in Canada because neither Tredegar nor the Pension Plan has a liability for that amount.

(4)           We hired Mr. Edwards on October 19, 1992, and he resigned on December 11, 2009.  He is eligible to receive a benefit under the Pension Plan as early as February 1, 2014; however, the benefit amounts will be reduced to reflect any commencement date prior to February 1, 2024.

Pension Plan

The Tredegar Corporation Retirement Income Plan (or the Pension Plan) is a defined benefit pension plan applicable generally to salaried, full-time employees who are not covered by a collective bargaining agreement.  All of the named executive officers, except for Messrs. O’Leary and King, participate in the Pension Plan.

The Pension Plan assumes a normal retirement age of 65 and does not impose a vested service requirement as a condition to paying benefits to a participant who retires upon reaching that age.  In most other cases involving a separation of service from Tredegar before age 65, a participant must have accrued at least five years of pension vesting service, as defined in the Pension Plan, in order to be entitled to receive any benefits under the Pension Plan.  As of December 31, 2009, our named executives had accrued the following number of pension vesting service years under the Pension Plan for their service through December 31, 2009:

Name	Vesting Years
John D. Gottwald	32
Nancy M. Taylor	18
Duncan A. Crowdis	11
D. Andrew Edwards	17

A participant who retires at age 65 or later, with certain exceptions, is entitled to a monthly benefit paid as a single life annuity with five years of guaranteed payments.  The monthly payment equals 1/12th of the sum of:

•
1.1% of his or her final average pay (which is calculated and frozen as of December 31, 2007 and determined by averaging the participant’s base salary plus 50% of incentive bonuses for his or her three consecutive highest paid years in the ten-year period preceding January 1, 2008) multiplied by the number of years of pension benefit service he or she has accrued; and

•	0.4% of his or her final average pay in excess of the participant’s 2007 social security covered compensation, multiplied by his or her years of pension benefit service.

Unless he or she elects otherwise, a participant in the Pension Plan who is married as of the date he or she is eligible to begin receiving payments under the Pension Plan will receive his or her payments as a qualified joint and survivor annuity, which is the actuarial equivalent of the single life annuity with five years guaranteed.  This form of annuity provides a reduced monthly retirement benefit payable to the participant for life followed by monthly payments to his or her spouse in an amount equal to 50% of the amount the participant received during life.  Under the contingent annuity option of the Pension Plan, an unmarried participant may also elect to receive reduced monthly payments for life followed by monthly payments to a named contingent annuity in an amount equal to 100%, 75% or 50% of the amount payable to the participant during his or her lifetime.

In accordance with the provision in the Pension Plan allowing us to amend, modify or terminate it at any time, effective January 1, 2008, we closed the Pension Plan to new participants and froze the pay and covered compensation used to compute benefits for existing participants as of December 31, 2007.  Existing participants in the Pension Plan will, however, continue to earn benefit credit for each year of service after 2007, subject to the terms of the Pension Plan.

Retirement Benefit Restoration Plan

The Internal Revenue Code limits (a) the annual retirement benefit that may be paid under a tax qualified pension plan, such as the Pension Plan, and (b) the earnings that may be used in computing a benefit.  The maximum benefit and earnings limitations are adjusted each year to reflect changes in the cost of living.  For 2009, the maximum benefit limitation was $189,504 (based on a five-year certain and life annuity payable at age 65) and the earnings limitation was $245,000.

Because of these limitations, we adopted the Tredegar Corporation Retirement Benefit Restoration Plan (or the Restoration Plan) to restore those benefits that cannot be paid under the Pension Plan due to the Internal Revenue Code maximum benefit limitation, the earnings limitation, or both.  The Executive Compensation Committee has discretion over which highly-compensated employees can participate in the Restoration Plan.  The Executive Compensation Committee can amend, modify or terminate the Restoration Plan at any time and is entitled to revoke or rescind an executive’s designation as a participant in the Restoration Plan.

Mr. Gottwald is the only named executive officer who currently participates in the Restoration Plan.  The benefit to which he is entitled upon retirement is the amount actually payable under the Pension Plan subtracted from the amount that would have been payable under the Pension Plan if not for the Internal Revenue Code limitations.

In accordance with the provision in the Restoration Plan allowing us to amend, modify or terminate it at any time, effective December 31, 2005, we closed the Restoration Plan to new participants and froze benefit accruals for existing participants.

Nonqualified Deferred Compensation

The following table presents information concerning the Savings Plan Benefit Restoration Plan for Employees of Tredegar Corporation (or the SPBR Plan), which is a defined contribution plan that provides for the deferral of compensation of the named executive officers on a basis that is not tax qualified.

Name	Registrant Contributions in Last FY(1)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(2)
	($)	($)	($)	($)
John D. Gottwald	15,511	(27,647)	-0-	210,337
Kevin A. O’Leary	-0-	-0-	-0-	-0-
Nancy M. Taylor	7,765	(5,507)	-0-	49,517
Duncan A. Crowdis	4,229	(2,160)	-0-	21,714
A. Brent King	-0-	-0-	-0-	-0-
D. Andrew Edwards	3,984	(5,329)	-0-	42,757

______________

(1)           These amounts represent the sum of the amounts included in Note (11) to the Summary Compensation Table on page 43 of this proxy statement under the columns “Matching Contributions under the Tredegar Corporation Savings Plan Benefit Restoration Plan” and “Dividends on Shares in the Tredegar Corporation Savings Plan Benefit Restoration Plan.”

(2)            These amounts include the following amounts that were previously reported as compensation in the Summary Compensation Table of our 2009 proxy statement:

Name	Matching Contributions under the Tredegar Corporation Savings Plan Benefit Restoration Plan($)	Dividends on Shares in the Tredegar Corporation Savings Plan Benefit Restoration Plan($)	Total($)
John D. Gottwald	13,537	1,974	15,511
Kevin A. O’Leary	-0-	-0-	-0-
Nancy M. Taylor	7,350	415	7,765
Duncan A. Crowdis	4,058	171	4,229
A. Brent King	-0-	-0-	-0-
D. Andrew Edwards	3,598	386	3,984

Because of Internal Revenue Code limitations on the matching contributions we are entitled to make on behalf of highly-compensated employees to Tredegar’s Savings Plan, we adopted the SPBR Plan under which we credit the matching contribution we would have been able to make to the Savings Plan, but for the Internal Revenue Code limitations, to an account representing the employee’s interest in the SPBR Plan for each payroll period.  Every employee who qualifies as highly-compensated becomes a member of the SPBR Plan as of the date his or her contributions to the Savings Plan are limited by IRS regulations.

Our contributions to the SPBR Plan are converted to phantom shares of Tredegar common stock based on the fair market value at the end of the month in which the contributions are credited.  Contributions to the SPBR Plan either match those that could not be made to the Savings Plan because of Internal Revenue Code limitations or are dividends on shares of stock already credited to the participant.

The value of an account at any given time is based upon the fair market value of Tredegar common stock.  The fair market value of Tredegar common stock was $16.08 on December 31, 2007, $18.18 on December 31, 2008 and $15.82 on December 31, 2009.  All named executive officers, except for Messrs. King and O’Leary, participated in the SPBR Plan in 2009.  We reserve the right to terminate or amend the SPBR Plan at any time.

A participant in the SPBR Plan becomes 100% vested in his or her benefit under the Plan if he or she works at least one hour on or after January 1, 2008.

If a participant retires at age 65, dies or separates from employment due to death or a disability, he or she receives a distribution of the total value of his or her benefit under the SPBR Plan on the last day of the month following distribution of benefits under the Savings Plan, subject to Internal Revenue Code Section 409A.  A participant who otherwise separates from service receives the value of his or her vested benefit in the SPBR Plan as of the last day of the month during which he or she receives the distribution of his or her vested benefit in the Savings Plan, subject to Internal Revenue Code Section 409A.

Other Potential Payments Upon Termination or a Change in Control

Equity Incentive Plans

Grants Under the Amended and Restated  2004 Equity Incentive Plan.  Under the 2004 Plan, stock options, shares of restricted Tredegar common stock and performance units granted vest immediately upon the named executive officer’s death, termination of employment due to disability, a change of control of Tredegar, or retirement (except in the case of the performance units and provided that the named executive officer has reached 65 years of age).

The 2004 Plan generally provides that a change in control occurs if (1) a person (or a group of persons) becomes the owner of 50% or more of our voting securities, (2) there is a substantial change in the composition of our Board, (3) there is a business combination in which our shareholders own 80% or less of the surviving entity or (4) our shareholders approve a liquidation or dissolution of Tredegar or the sale of all or substantially all of Tredegar’s assets.

The table included below assumes a change in control occurred on December 31, 2009 and provides the value that each named executive officer could have realized from the equity awards he or she held as of December 31, 2009, based on the closing price of shares of Tredegar common stock on the New York Stock Exchange composite tape on that date, which was $15.82.

Name	Equity Awards (#)	Exercise Price($/Sh)	Value upon Change of Control($)
	40,000	-0-	632,800
	100,000	15.80	2,000
John D. Gottwald	100,000	18.12	-0-
	22,000	-0-	348,040
	18,000	-0-	284,760
	6,000	14.06	10,560
Kevin A. O’Leary	2,500	-0-	39,550
	7,000	18.12	-0-
	3,000	-0-	47,460
	22,500	15.11	15,975
	30,000	15.80	600
Nancy M. Taylor	12,000	-0-	189,840
	37,500	18.12	-0-
	7,850	-0-	124,187
	6,450	-0-	102,039
	15,000	15.11	10,650
	18,000	15.80	360
Duncan A. Crowdis	7,000	-0-	110,740
	19,500	18.12	-0-
	4,150	-0-	65,653
	3,350	-0-	52,997
	20,000	14.06	35,200
A. Brent King	4,500	-0-	71,190
	2,500	-0-	39,550
	4,200	-0-	66,444
D. Andrew Edwards(1)	-0-	-0-	-0-

(1)           Mr. Edwards resigned his employment with us on December 11, 2009 and forfeited all unvested stock options and stock awards.

Restoration Plan

Our Executive Compensation Committee amended the Restoration Plan as of December 31, 2005.  As of that date, no new employees may participate in the plan and benefit accruals were stopped for any participant in the Restoration Plan who was not entitled to receive a benefit payment as of December 31, 2005.  This change affected Mr. Gottwald, who is the only named executive officer who participates in the Restoration Plan.

Retirement. Upon retirement, a named executive officer participating in the Restoration Plan will be entitled to a monthly benefit under the Restoration Plan equivalent to the difference between the monthly benefit he or she would have received under the Pension Plan but for the application of the limitations set forth in Internal Revenue Code Sections 415 and 401(a)(17) and the monthly benefit to which he or she is actually entitled under the Pension Plan.  We will determine the monthly benefit and begin paying the monthly benefit on the date the named executive officer is scheduled to begin receiving benefits under the

Pension Plan, subject to Internal Revenue Code Section 409A.  The named executive officer will receive the monthly benefit under the Restoration Plan as a single life annuity with five years of benefits guaranteed if the executive is not married on the date benefits are scheduled to begin.  Benefits will be paid in the form of a 50% qualified joint and survivor annuity with five years of benefits at the unreduced level guaranteed if the executive is married on the date benefits are scheduled to begin.

Termination (including Termination upon a Change in Control or due to total disability).   Mr. Gottwald will vest in his accrued benefit in the Restoration Plan at the earliest of age 65, termination of employment, total disability or death, provided our Executive Compensation Committee has not removed him from the list of eligible employees.

Death.  If Mr. Gottwald dies before retirement, his surviving spouse will receive a benefit paid as a 50% qualified joint and survivor annuity.  If Mr. Gottwald dies after his benefits commence under the Restoration Plan, his surviving spouse will receive a benefit paid as a 50% qualified joint and survivor annuity.  If Mr. Gottwald has not received five years of payments at the unreduced level at his death, his surviving spouse will receive the remaining guaranteed payments before the benefit is reduced to the 50% level.

The table included below provides information with respect to the monthly benefits we would have had to pay to Mr. Gottwald, assuming any of the events described above had occurred on December 31, 2009.  Payments under the Restoration Plan will commence on the date of (1) six months after Mr. Gottwald separates from service (the first payment will include any postponed benefits) or (2) Mr. Gottwald’s earliest date under the Pension Plan, if his employment ends prior to his 55th birthday.

Name	Single Life Annuity with Five-Year Guaranteed Payment on Retirement($)	Payment on Termination($)	Payment on Termination Due to a Change in Control($)	Payment on Disability($)	Payment on Death($)
John D. Gottwald	6,974	-0-	-0-	-0-	6,974

SPBR Plan

Retirement. In the event a named executive officer retires from Tredegar, he or she will be entitled to receive the total value of his or her interest in the SPBR Plan as of the last business day of the month in which his or her benefit under the Savings Plan is distributed, subject to Internal Revenue Code Section 409A.

Termination.  If the named executive officer’s employment with us ends due to termination, he or she will be entitled to receive the value of his or her vested benefit in the SPBR Plan as of the last business day of the month in which he or she receives his or her vested benefit under the Savings Plan, subject to Internal Revenue Code Section 409A.

Disability. If the named executive officer separates from service due to a disability, he or she will be entitled to receive the total value of his or her interest in the SPBR Plan as of the last business day of the month in which his or her benefit under the Savings Plan is distributed, subject to Internal Revenue Code Section 409A.

Death. If the named executive officer dies while employed by us, his or her beneficiary will be entitled to receive the total value of his or her interest in the SPBR Plan as of the last business day of the month in which the named executive officer’s benefit under the Savings Plan is distributed, subject to Internal Revenue Code Section 409A.

The table included below provides information with respect to the benefits we would have had to pay to the named executive officers assuming any of the events described above had occurred on December 31, 2009.

Name	Payment on Retirement($)(1)	Payment on Termination($)(1)	Payment on Death($)(1)
John D. Gottwald	210,337	210,337	210,337
Kevin A. O’Leary	-0-	-0-	-0-
Nancy M. Taylor	49,517	49,517	49,517
Duncan A. Crowdis	21,714	21,714	21,714
A. Brent King	-0-	-0-	-0-
D. Andrew Edwards	42,757	42,757	42,757
______________

(1)           Under the terms of the SPBR Plan, in the event that any of these events occurred on December 31, 2009, the earliest payment date would be January 29, 2010 and the amount payable would be based on the closing price of Tredegar common stock on the New York Stock Exchange composite tape on January 29, 2010, the date of payment.  In addition, the SPBR Plan provides that payment for a portion of the shares of Tredegar common stock held in a participant’s account would be withheld for six months and the payment would be based on the closing price of Tredegar common stock on the New York Stock Exchange composite tape on the date of payment.  The amounts set forth above assume that the total payment was made on December 31, 2009 based on the closing price of Tredegar common stock on the New York Stock Exchange composite tape on that date, which was $15.82.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to the accounting, reporting and financial practices of Tredegar by monitoring the quality and integrity of the financial statements, the financial reporting processes and the systems of internal accounting and financial controls of Tredegar.  The Audit Committee operates under a written charter that has been adopted by Tredegar’s Board and is available on Tredegar’s website (www.tredegar.com) by selecting “Corporate Governance” under “About Tredegar.”  Management is responsible for the preparation of Tredegar’s financial statements, for establishing and maintaining an adequate system of internal control over financial reporting, and for assessing the effectiveness of Tredegar’s internal control over financial reporting.  PricewaterhouseCoopers LLP (or PwC), Tredegar’s independent registered public accounting firm, is responsible for performing an independent audit of those financial statements and Tredegar’s internal control over financial reporting.

The Audit Committee has met and held discussions with management and PwC regarding Tredegar’s audited 2009 consolidated financial statements.  Management represented to the Audit Committee that Tredegar’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PwC.

The Audit Committee has discussed with PwC the matters required to be discussed under Public Company Accounting Oversight Board (or PCAOB) Standards, including those required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the PCAOB in Rule 3200T.  In addition, the Audit Committee has received the written disclosures and the letter from PwC relating to the independence of that firm as required by the applicable requirements of the PCAOB and has discussed with PwC that firm’s independence from Tredegar.

In reliance upon the Audit Committee’s discussions with management and PwC, and the Audit Committee’s review of the representations of management and the report of PwC to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in Tredegar’s Annual Report on Form 10-K for the year ended December 31, 2009 to be filed with the Securities and Exchange Commission.

Audit Committee:

R. Gregory Williams, Chairman
Austin Brockenbrough, III
Donald T. Cowles

March 2, 2010

AUDIT FEES

The following table lists fees our independent registered public accounting firm, PwC, billed to us for services rendered in fiscal years 2008 and 2009.

	2008	2009

Audit Fees	$1,129,136	$1,086,810
Audit-Related Fees	164,607	-0-
Tax Fees	36,656	24,657
All Other Fees	4,949	3,000
Total Fees	$1,335,348	$1,114,467

Audit Fees include fees PwC billed for services it performed to comply with the standards of the PCAOB, including the recurring audit of our consolidated financial statements and of our internal control over financial reporting.  This category also includes fees for audits PwC provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees include fees associated with audit services not required by statute or regulation.

Tax Fees primarily include fees associated with tax audits and tax compliance, tax consulting, and preparation of tax returns for expatriate employees, as well as domestic and international tax planning and assistance.

All Other Fees include software licensing for online accounting research.

Our Audit Committee has concluded that the provision of the non-audit services listed above as “All Other Fees” is compatible with maintaining the auditor’s independence.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2010, and has further directed that management submit such appointment of PwC for ratification by the shareholders at the annual meeting.  We expect representatives of PwC to be present at the meeting, and they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Shareholder ratification of our Audit Committee’s appointment of PwC as our independent registered public accounting firm is not required by our Bylaws or otherwise.  If our shareholders fail to ratify the appointment, our Audit Committee will take such failure into consideration in future years.  If our shareholders ratify the appointment, our Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of Tredegar.

Our Board recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Tredegar’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

DIRECTOR NOMINATING PROCESS AND
SHAREHOLDER PROPOSALS

Nominating and Governance Committee Process for Identifying and Evaluating Director Candidates

Our Nominating and Governance Committee evaluates all director candidates in accordance with the director qualification standards described in the Governance Guidelines, which require that a majority of our Board must be independent directors under the general independence standards of the New York Stock Exchange listing standards.  Our Nominating and Governance Committee evaluates all candidates’ qualifications to serve as members of our Board based on the skills and characteristics of individual Board members as well as the composition of our Board as a whole.  In addition, our Nominating and Governance Committee will evaluate a candidate’s independence, diversity, age, skills and experience in the context of our Board’s needs.  Our Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criteria are necessarily applicable to all prospective nominees and directors other than having the highest standards of business and professional conduct.

While we have no formal policy on diversity, we believe our Board should exhibit a diversity of backgrounds and expertise.  Our Nominating and Governance Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics (e.g., age, gender, skill, etc.) and experience (e.g., industry, professional, public service, etc.) of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives.  The Nominating and Governance Committee takes into account diversity considerations in determining Tredegar’s nominees for directors and planning for director succession and believes that, as a group, the current directors and nominees bring a diverse range of perspectives to the Board’s deliberations.

Director Candidate Recommendations and Nominations by Shareholders

Our Nominating and Governance Committee’s Charter provides that our Nominating and Governance Committee will consider director candidate recommendations by our shareholders.  Shareholders should submit any such recommendations to our Nominating and Governance Committee through one of the methods described under “Voting Instructions — How do I communicate with the Board of Directors?” on page 4 of this proxy statement.  There are no differences in the manner in which our Nominating and Governance Committee evaluates director candidates based on whether shareholders recommend the candidates.

In addition to candidate recommendations, any shareholder of record entitled to vote for the election of directors at the applicable meeting of shareholders may nominate persons for election to the Board so long as that shareholder complies with the requirements set forth in the applicable provisions of our amended and restated Bylaws and summarized in “Shareholders’ Proposals” below.

Our Nominating and Governance Committee did not receive any recommendations of director candidates from any shareholder or group of shareholders during 2009, nor were there any shareholder nominations of any person for election as a director.

Shareholders’ Proposals

The regulations of the Securities and Exchange Commission require any shareholder wishing to make a proposal to be acted upon at the 2011 annual meeting of shareholders to present the proposal to Tredegar at our principal office in Richmond, Virginia, no later than December 7, 2010.  We will consider written proposals received by our Corporate Secretary by that date for inclusion in our proxy statement in accordance with regulations governing the solicitation of proxies.

Article I, Section 10 of our amended and restated Bylaws also requires any shareholder wishing to make a proposal to be acted on at an annual meeting to give written notice to our Corporate Secretary not later than 120 days before the anniversary date of Tredegar’s annual meeting in the immediately preceding year.  The notice must contain:

•	a brief description of the business to be brought before the annual meeting (including the specific proposal to be presented) and the reasons for addressing it at the annual meeting,

•	the name, record address, and class and number of shares beneficially owned by the shareholder proposing such business,

•	any material interest of the shareholder or any other person in such business,

•
a description (including the names of any counterparties) of any agreement, arrangement or understanding that has been entered into by or on behalf of the shareholder as of the notice date to mitigate loss, manage risk or benefit from share price changes of, or increase or decrease the voting power with respect to, Tredegar common stock,

•	a description (including the names of any counterparties) of any agreement, arrangement or understanding between the shareholder and any other person in connection with the proposal, and

•	an agreement that the shareholder will notify Tredegar in writing of any changes to the information provided.

In addition, Article II, Section 5 of our amended and restated Bylaws allows any shareholder entitled to vote in the election of directors generally to nominate one or more persons for election as directors at a meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to our Corporate Secretary not later than:

•	120 days before the anniversary date of Tredegar’s annual meeting in the immediately preceding year, or

•
with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of a special meeting of shareholders is first given to shareholders.

Each notice shall set forth:

•	As to the shareholder giving the notice:

•	the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated,

•
a representation that the shareholder is a holder of record of Tredegar common stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice,

•
a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) under which the nomination or nominations are to be made by the shareholder,

•
a description (including the names of any counterparties) of any agreement, arrangement or understanding that has been entered into by or on behalf of the shareholder as of the notice date with the intent to mitigate loss, manage risk or benefit from share price changes of, or increase or decrease the voting power with respect to, Tredegar common stock,

•	a description (including the names of any counterparties) of any agreement, arrangement or understanding between the shareholder and any other person in connection with the nomination, and

•	an agreement that the shareholder will notify Tredegar in writing of any changes to the information provided.

•	As to each person whom the shareholder proposes to nominate for election as a director:

•	the name and address of the person or persons to be nominated,

•
such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed under the Securities and Exchange Commission’s proxy rules, had the nominee been nominated, or intended to be nominated, by the Board, and

•	the consent of each nominee to serve as a director if so elected.

In order for a shareholder to bring other business before a shareholders meeting, we must receive timely notice within the time limits described above.  Such notice must include:

•	the information described above with respect to the shareholder proposing such business,

•
a brief description of the business desired to be brought before the annual meeting, including the complete text of any resolutions to be presented at the annual meeting, and the reasons for conducting such business at the annual meeting, and

•	any material interest of such shareholder in such business.

These requirements are separate from the requirements of the Securities and Exchange Commission that a shareholder must meet to have a proposal included in our proxy statement.

The amended and restated Bylaws are available on our website at www.tredegar.com and on the Securities and Exchange Commission’s website at www.sec.gov.  We will also furnish any shareholder a copy of our amended and restated Bylaws without charge upon written request to our Corporate Secretary.  See “Voting Instructions — How do I communicate with the Board of Directors?” on page 4 of this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS

Based solely on our review of the copies of the forms prescribed by Section 16(a) of the Exchange Act we received, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that all of our Section 16 reporting persons complied with the filing requirements of Section 16(a) as of December 31, 2009.

BENEFICIAL OWNERS

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address.  Any such beneficial owner may request a separate copy of this proxy statement or the 2009 Annual Report on Form 10-K by contacting our Corporate Secretary in writing at 1100 Boulders Parkway, Richmond, Virginia, 23225 or by telephone at 1-804-330-1144.  Beneficial owners with the same address who receive more than one proxy statement and 2009 Annual Report on Form 10-K may request delivery of a single proxy statement and 2009 Annual Report on Form 10-K by contacting our Corporate Secretary as provided in the preceding sentence.

OTHER MATTERS

Our Board is not aware of any matters to be presented for action at the annual meeting of shareholders other than as described in this proxy statement.  However, if any other matters are properly raised at the annual meeting or in any adjournment of the annual meeting, the person or persons voting the proxies will vote them in accordance with their best judgment.

By Order of the Board of Directors

A. Brent King
Vice President, General Counsel and Secretary

2010 Annual Meeting of Shareholders

Tuesday, May 18, 2010, at 9:00 a.m., Eastern Daylight Time

Jepson Alumni Center of the University of Richmond

Richmond, Virginia

Control Number: [[SingleControlNumber]]

To: [[Registration]]

You have elected to receive Tredegar's Annual Report and Proxy Statement electronically.  These documents are now available for access and downloading at our website, www.tredegar.com.  You may vote your shares online for the 2010 Annual Meeting of Shareholders.

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CERTAINTY	INGENUITY	ADVANTAGE

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VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

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Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A  Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 - Donald T. Cowles	☐	☐	02 - John D. Gottwald	☐	☐	03 - Nancy M. Taylor	☐	☐

	For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for Tredegar for the fiscal year ending December 31, 2010.	☐	☐	☐

B. Non-Voting Items Change of Address — Please print new address below.	Until contrary written notice to Tredegar, I consent to access all future proxy statements and annual reports issues by Tredegar over the Internet. Comments — Please print your comments below.	☐

C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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YOUR VOTE IS IMPORTANT

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, YOU CAN BE SURE YOUR SHARES ARE REPRESENTED AT THE MEETING BY PROMPTLY (i) COMPLETING, SIGNING, DATING AND RETURNING YOUR VOTING INSTRUCTION CARD IN THE ENCLOSED ENVELOPE OR (ii) VOTING VIA THE INTERNET OR BY TELEPHONE PER THE INSTRUCTIONS ON THE REVERSE SIDE.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy/Voting Instruction Form - TREDEGAR CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting to be held on May 18, 2010

As a recordholder of the common stock of Tredegar Corporation (“Tredegar”), the undersigned hereby appoints A. Brent King, Kevin A. O’Leary and Larry J. Scott, or any of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all shares of common stock of Tredegar that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 18, 2010, and at any and all adjournments and postponements of the Annual Meeting.

When properly, this proxy executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees and FOR Proposal 2 and according to the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting and at any and all adjournments and postponements thereof.

IMPORTANT NOTICE TO PARTICIPANTS IN THE RETIREMENT SAVINGS PLAN

As a participant in the Tredegar Corporation Retirement Savings Plan (the “Plan”), a notice and proxy statement regarding the Tredegar 2010 Annual Meeting is enclosed and a copy of Tredegar’s annual report has been provided to you.  You may instruct Wilmington Trust Retirement & Institutional Services (the “Trustee”) how to vote your proportionate shares of Tredegar common stock held by the Trustee in connection with the 2010 Annual Meeting of Shareholders.  If you wish to instruct the Trustee how to vote your shares, complete, sign and date this form and send it to Computershare Investor Services in the enclosed postage-paid envelope so it is received by May 12, 2010 or vote your shares via the Internet or by telephone per the instructions on the reverse side.  If no instructions are received by the Trustee, the Trustee will vote your Retirement Savings Plan shares FOR proposals 1 and 2 as contained in the proxy statement and as shown on the reverse side.

PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)